UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______________

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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CARDTRONICS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING  OF STOCKHOLDERS AND PROXY STATEMENT

April 10,  2013

Dear Stockholder:

Notice is hereby given that the 2013 Annual Meeting of Stockholders (“Annual Meeting”) of Cardtronics, Inc., a Delaware corporation (“Cardtronics”), will be held on Wednesday, May 15, 2013, at 5:00 p.m., central daylight time, at 3250 Briarpark Drive, Suite 400, Houston, Texas 77042. At the Annual Meeting, stockholders will be asked to:

1.            Elect two Class III directors to the Board of Directors to serve until the 2016 Annual Meeting of Stockholders;

2.            Adopt a resolution in which they approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in the Proxy Statement;

3.            Ratify the Audit Committee’s selection of KPMG LLP as the independent registered public accounting firm of             Cardtronics, Inc. for the fiscal year ending December 31, 2013; and

4.            Transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

Only stockholders of record at the close of business on March 20, 2013 are entitled to notice of and to vote at the Annual Meeting. A list of stockholders will be available commencing May 1, 2013 and may be inspected at our offices during normal business hours prior to the Annual Meeting. The list of stockholders will also be available for review at the Annual Meeting. In the event there are not sufficient votes for a quorum or to approve the items of business at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

The proxy materials include this Notice, the Proxy Statement, the Annual Report to Stockholders for the fiscal year ended December 31, 2012, and the enclosed proxy card. The accompanying Proxy Statement tells you about the agenda and related matters for the Annual Meeting. It also describes how the Board of Directors operates, gives information about its director candidates, and provides information about the other items of business to be conducted at the Annual Meeting.

Even if you plan to attend the Annual Meeting, please sign, date, and return the enclosed proxy card as promptly as possible to ensure that your shares are represented. If you attend the Annual Meeting, you may withdraw any previously submitted proxy and vote in person.

Sincerely,

/s/ Michael E. Keller

Michael E. Keller

General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 15, 2013

The Notice of Annual Meeting of Stockholders, Proxy Statement for  the Annual Meeting, and the Annual Report to Stockholders  for the fiscal year ended December 31, 2012 are available at  http://ir.cardtronics.com.

PROXY STATEMENT

CARDTRONICS, INC.

3250 Briarpark Drive, Suite 400

Houston, Texas 77042

PROXY STATEMENT

These proxy materials are furnished to you in connection with the solicitation of proxies by the Board of Directors (“Board”) of Cardtronics, Inc., for use at our 2013 Annual Meeting of Stockholders and any adjournments or postponements of the meeting (the “Annual Meeting”). The Annual Meeting will be held on Wednesday, May 15, 2013, at 5:00 p.m., central daylight time, at our principal executive offices, which are located at 3250 Briarpark Drive, Suite 400, Houston, Texas 77042. Directions to our offices are set forth on the last page of this Proxy Statement.

The Notice of Annual Meeting, this Proxy Statement, the enclosed proxy card, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (“Annual Report”) are being mailed to stockholders beginning on or about April 10, 2013.

ABOUT THE ANNUAL MEETING

What is the purpose of the 2013 Annual Meeting of Stockholders?

At the Annual Meeting, our stockholders will be asked to (1) elect two Class III directors to serve until the 2016 Annual Meeting of Stockholders; (2) adopt a resolution in which they  approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement; (3) ratify the Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and (4) transact such other business as may properly come before the Annual Meeting. Each of the above matters that will be submitted to the stockholders for their approval (each a “Proposal”) is described in more detail on pages 5 to 11 herein.

Why did I receive these proxy materials?

You received these proxy materials from us in connection with the solicitation by our Board of proxies to be voted at the Annual Meeting because you owned our common stock at the close of business on March 20, 2013. We refer to this date as the “record date.”

This Proxy Statement contains important information for you to consider when deciding how to vote your shares at the Annual Meeting. Please read this Proxy Statement carefully.

What is a proxy?

A proxy is your legal designation of another person to vote the shares that you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Our Board has appointed J. Chris Brewster and Michael E. Keller (the “Proxy Holders”) to serve as proxies for the Annual Meeting.

If you are a stockholder of record (as discussed in more detail below) and you properly complete and submit a proxy, your shares will be voted by the Proxy Holders in accordance with your instructions on the proxy. If you complete and submit a proxy, but do not indicate any contrary voting instructions, the Proxy Holders will vote in accordance with the recommendations of the Board. See “What are the recommendations of the Board?” below for additional information.

If you are a street name stockholder, in some cases, your shares may be voted even if you do not provide your broker, bank, or other nominee with voting instructions. At the Annual Meeting, brokers will not have discretionary authority to vote on Proposal No. 1 (Election of Class III Directors) or Proposal No. 2 (Advisory Vote to Approve Named Executive Officer Compensation) in the absence of timely instructions from the beneficial owners; however, brokers will have discretionary authority to vote on Proposal No. 3 (Ratification of the Selection of the Independent Registered Public Accounting Firm).  See “What is the effect of abstentions and broker non-votes and what vote is required to approve each proposal discussed in this Proxy Statement?” below for additional information.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, then you own our common stock through multiple accounts with our transfer agent and/or brokers, banks, or other nominees. Please sign and return all proxy cards to ensure that all of your shares are voted at the Annual Meeting.

What is the  difference between holding shares as a “stockholder  of record” and holding shares in “street name”?

•    Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you are considered a “stockholder of record” with respect to those shares, and you are receiving these proxy materials directly from us. As the stockholder of record, you have the right to mail your proxy directly to us or to vote in person at the Annual Meeting.

•    Street Name Stockholder. If your shares are held in a stock brokerage account, by a bank or other holder of record (commonly referred to as being held in “street name”), you are the “beneficial owner” with respect to those shares and these proxy materials are being forwarded to you by that custodian, which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, or other nominee how to vote and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the stockholder of record giving you the right to vote the shares. Your broker, bank, or other nominee has provided voting instructions for you to use in directing the broker, bank, or other or nominee how to vote your shares. If you fail to provide sufficient instructions to your broker, bank, or other nominee or nominee, that stockholder of record may be prohibited from voting your shares as discussed elsewhere in this Proxy Statement.

How many votes must be present to hold the Annual Meeting?

There must be a quorum for the Annual Meeting to be held. A quorum is the presence at the Annual Meeting, in person or by proxy, of the holders  of a majority  of the outstanding shares  of  common stock entitled to vote as of the record  date. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the Annual Meeting. As of the record  date, there were 45,009,638 shares of our common stock outstanding and entitled to vote at the Annual Meeting. Consequently, the presence of the holders of at least 22,504,820 shares of common stock, in person or by proxy, is required to establish a quorum for the Annual Meeting.

If less than a quorum is represented at the Annual Meeting, the presiding officer of the meeting or the holders of a majority of the issued and outstanding stock, (on an as converted basis) present in person or represented by proxy, at the Annual Meeting, may adjourn the meeting and the proxy holders will vote the proxies they have been authorized at the Annual Meeting in favor of such an adjournment. In the event a quorum is present at the Annual Meeting but sufficient votes to approve any of the items proposed by our Board have not been received, the presiding officer of the meeting or the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. A stockholder vote may be taken on one or more of the proposals in this proxy statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate.

How many votes do I have?

You are entitled to one vote for each share of common stock that you owned on the record date on all matters considered at the Annual Meeting.

How do I vote my shares?

•    Stockholder of Record. Shares held directly in your name as the stockholder of record can be voted in person at the Annual Meeting or you can provide a proxy to be voted at the Annual Meeting by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. If you plan to vote in person at the Annual Meeting, please bring proof of identification. Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

•    Street Name Stockholder. If you hold your shares in “street name” (for example, at your brokerage account), please follow the instructions provided by your bank, broker, or other holder of record (the record holder). Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares. If you hold your shares in street name and wish to simply attend the Annual Meeting, please bring proof of ownership and identification.

What are the recommendations of the Board?

Our Board recommends that you vote:

•    FOR the election of the two nominated Class III directors;

•    FOR a resolution in which the stockholders approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement; and

•    FOR the proposal to ratify the Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

Can I change my vote after I return my proxy card?

Yes. Even after you have returned your proxy card, you may revoke your proxy at any time before it is exercised by (1) submitting a written a notice of revocation to our General Counsel and Secretary, Michael E. Keller, by mail to Cardtronics, Inc., 3250 Briarpark Drive, Suite 400, Houston, Texas 77042 or by facsimile at (832) 308-4761 no later than May 14, 2013; (2) mailing in a new proxy card bearing a later date but no later than May 14, 2013; or (3) attending the Annual Meeting and voting in person, which suspends the powers of the Proxy Holders.

If you are a “street name” stockholder, you may change your vote by submitting new voting instructions to your bank, broker, or nominee in accordance with that entity’s procedures.

Could other matters be decided at the Annual Meeting?

At the time this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. With respect to any other matter that properly comes before the Annual Meeting, the Proxy Holders will vote the proxies as recommended by our Board or, if no recommendation is given, in their own discretion.

What is the effect of abstentions and broker non-votes and what vote is required to approve each proposal discussed in this Proxy Statement?

Abstentions and Broker Non-Votes. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions occur when stockholders are present at the Annual Meeting but choose to withhold their vote for any of the matters upon which the stockholders are voting. Broker non-votes occur when other holders of record (such as banks and brokers) that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners before the Annual Meeting and do not have discretionary authority to vote those shares if they do not receive timely instructions from the beneficial owners.

Election of Directors.  A plurality of the votes cast is required for the election of directors. This means that the two Class III director nominees receiving the highest number of affirmative votes will be elected to our Board. You may vote “FOR” or “WITHHOLD AUTHORITY” for each Class III director nominee. If you “WITHHOLD AUTHORITY,” your votes will be counted for purposes of determining the presence or absence of a quorum, but will have no legal effect on the election of directors under Delaware law or our Bylaws. Broker non-votes are not treated as entitled to cast a vote and therefore will have no impact on the proposal.

Advisory Vote on Executive Compensation. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item is required to approve this proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. If you “ABSTAIN,” your votes will be counted for purposes of establishing a quorum, and the abstention will have the same effect as a vote “AGAINST” the proposal. Broker non-votes are not treated as entitled to vote and therefore will have no impact on the proposal.

Ratification of the Appointment of the Independent Registered Public Accounting Firm.  The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item is required to approve this proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. If you “ABSTAIN,” your votes will be counted for purposes of establishing a quorum, and the abstention will have the same effect as a vote “AGAINST” the proposal. This proposal is considered a “routine” matter, so if you are a street name stockholder, your broker, bank, trust or other holder of record is permitted to vote your shares on this proposal even if the broker does not receive voting instructions from you.

Who is participating in this proxy solicitation and who will pay for its cost?

We will bear the entire cost of soliciting proxies, including the cost of the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy card, and any additional information furnished to our stockholders. In addition to this solicitation by mail, our directors, officers, and other employees may solicit proxies by use of mail, telephone, facsimile, electronic means, in person or otherwise. These persons will not receive any additional compensation for assisting in the solicitation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation.

We have retained Broadridge Investor Communication Solutions, Inc. to aid in the distribution of proxy materials and to provide voting and tabulation services for the Annual Meeting. For these services, we will pay Broadridge Investor Communication Solutions, Inc. a fee of approximately $50,000 and reimburse it for certain expenses. In addition, we will reimburse brokerage firms, nominees, fiduciaries, custodians, and other agents for their expenses in distributing proxy materials to the beneficial owners of our common stock.

May I propose actions for consideration at the next annual meeting of stockholders or nominate individuals to serve as directors?

You may submit proposals for consideration at future stockholder meetings, including director nominations. Please see “Corporate Governance – Our Board – Director Selection and Nomination Process” and “Proposals for the 2014 Annual Meeting of Stockholders” for more details.

What is “householding” and how does it affect me?

The Securities and Exchange Commission (“SEC”) has implemented rules regarding the delivery of proxy materials to households. This method of delivery, often referred to as “householding,” permits us to send a single annual report and/or a single Proxy Statement to any household at which two or more different stockholders reside where we believe the stockholders are members of the same family or otherwise share the same address or where one stockholder has multiple accounts. In each case, the stockholder(s) must provide express or implied prior consent to the householding process. Under the householding procedure, each stockholder continues to receive a separate notice of any meeting of stockholders and proxy card. Householding reduces the volume of duplicate information our stockholders receive and reduces our expenses. We may institute householding in the future and will notify our registered stockholders who will be affected by householding at that time.

Many banks, brokers, and other holders of record have instituted householding. If you or your family have one or more “street name” accounts under which you beneficially own our common stock, you may have received householding information from your bank, broker, or other holder of record in the past. Please contact the holder of record directly if you have questions, require additional copies of this Proxy Statement or our Annual Report or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.

Whom should I contact with questions about the Annual Meeting?

If you have any questions about this Proxy Statement or the Annual Meeting, please contact our General Counsel and Secretary, Michael E. Keller, at 3250 Briarpark Drive, Suite 400, Houston, Texas 77042 or by telephone at (832) 308-4000.

Where may I obtain additional information about Cardtronics, Inc.?

We refer you to our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on February 21, 2013. Our Annual Report, including audited financial statements, is also included with your proxy mailing. Our Annual Report is not part of the proxy solicitation material. You also may find information about us on our website at www.cardtronics.com.

IF YOU WOULD LIKE TO RECEIVE ADDITIONAL INFORMATION ABOUT CARDTRONICS, INC., PLEASE CONTACT OUR GENERAL COUNSEL AND SECRETARY, MICHAEL E. KELLER, AT 3250 BRIARPARK DRIVE, SUITE 400, HOUSTON, TEXAS 77042.

On the following pages, we have set forth the three proposals that are being submitted to the stockholders for their approval. Following each proposal is a summary of the proposal as well as the Board’s recommendation in support thereof.

PROPOSAL NO. 1:

ELECTION OF CLASS III DIRECTORS

Our Director Nominees

Our Board currently has nine director positions that are divided into three classes, with one class to be elected at each Annual Meeting of Stockholders to serve for a three-year term. The term of our Class I directors expires at the 2014 Annual Meeting of Stockholders; the term of our Class II directors expires at the 2015 Annual Meeting of Stockholders; and the term of our Class III directors expires at the 2013 Annual Meeting of Stockholders; with each director to hold office until his or her successor is duly elected and qualified or until the earlier of his or her death, retirement, resignation or removal. Our Class I directors are Robert P. Barone, Jorge M. Diaz, and G. Patrick Phillips; our Class II directors are J. Tim Arnoult, Dennis F. Lynch, and Juli C. Spottiswood; and our Class III directors are Steven A. Rathgaber and Mark Rossi. Our Board currently has one vacant Class III director position. Pursuant to the provisions of our Bylaws, any vacancy may be filled only by a majority vote of the directors then in office, although less than a quorum, or a sole remaining director. Any director so chosen to fill a vacancy will hold office until the next annual election and until his or her successor is duly elected and qualified, unless sooner displaced.

Effective February 28, 2013, acting upon the recommendation of the Nominating & Governance Committee, the Board nominated Steven A. Rathgaber and Mark Rossi for re-election as Class III directors at the Annual Meeting. Each nominee is currently a director, has consented to being named a nominee in this Proxy Statement, and has indicated a willingness to serve if elected. Class III directors elected at the Annual Meeting will serve for a term to expire at the 2016 Annual Meeting of Stockholders, with each director to hold office until his successor is duly elected and qualified or until his earlier death, retirement, resignation or removal. We did not pay any third party fees to assist in the process of identifying or evaluating these candidates.

Unless authority to vote for a particular nominee is withheld, the shares represented by the enclosed proxy will be voted FOR the election of each of Steven A. Rathgaber and Mark Rossi as Class III directors. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board may recommend in his place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

A plurality of the votes cast at the Annual Meeting is required to elect each nominee as a Class III director.

Stockholders may not cumulate their votes in the election of our directors.

The names and certain information about the Class III director nominees, including their ages as of the

Annual Meeting date, positions with Cardtronics, Inc., as well as the specific experience, qualifications, attributes and skills that led the Board to the conclusion that the director should be nominated to serve on the Board in light of our business, are set forth below:

Name	Age	Position
Steven A. Rathgaber	59	Class III Director
Mark Rossi	56	Class III Director

Steven A. Rathgaber has been our Chief Executive Officer (“CEO”) and has served as a director of our company since February 1, 2010. From January 1991 to January 2010, Mr. Rathgaber was employed by NYCE Payments Network, LLC, a wholly-owned subsidiary of Fidelity National Information Services, Inc. (“NYCE”), which is an electronic funds transfer and debit card processing business. Mr. Rathgaber most recently served as the President and Chief Operating Officer of NYCE, a role he assumed in September 2004. From April 1989 to January 1991, Mr. Rathgaber served as a founding partner of Veritas Venture, a start-up software development company. From May 1981 to March 1989, Mr. Rathgaber served in a number of executive-level roles within Automatic Data Processing, Inc., and from January 1977 to April 1981, Mr. Rathgaber held numerous positions within Citibank. Mr. Rathgaber served on the board of Everlink Payment Services, a joint venture between the United States-based NYCE and Celero, a Canadian credit union processing company, from the company’s inception in September 2003 until December 2009. Mr. Rathgaber also served as Chairman of the Everlink board from June 2004 until May 2006. Mr. Rathgaber holds a Bachelor of Science degree in Accounting from St. John’s University.

The Board has concluded that Mr. Rathgaber should continue to serve as a director for our company based upon the following reasons, among others: (1) his current position as our Chief Executive Officer enables him to bring invaluable operational, financial, regulatory, and governance insights to the Board; and (2) his considerable role in the management of our company enables him to continually educate and advise the Board on our business, industry and related opportunities and challenges.

Mark Rossi has served as a director of our company since November 2010. Mr. Rossi is a founder and Senior Managing Director of Cornerstone Equity Investors, L.L.C., a Connecticut based private equity firm. The investment principals of Cornerstone have funded approximately 100 companies in a variety of industries but with particular emphasis on technology and telecommunications, health care services and products, and business services. Cornerstone and its predecessor firm have provided financing to a large number of successful companies including Dell Computer, Health Management Associates, Linear Technology, Micron Technology, Novatel Wireless, Inc., and Equitrac, Inc.  Prior to the formation of Cornerstone Equity Investors in 1996, Mr. Rossi was President of Prudential Equity Investors, Inc., the private equity arm of Prudential Insurance Company of America. Mr. Rossi’s industry focus is on business services and technology companies. Mr. Rossi is involved in a number of community and philanthropic activities. He is a founding member of Project Y.E.S.S. (Young Executives Supporting Schools), and is a member of the Board of Trustees at Saint Vincent College in Latrobe, Pennsylvania. After graduating with highest honors from Saint Vincent College in 1978 with a Bachelor of Arts Degree in Economics, Mr. Rossi earned a Master of Business Administration Degree from the Kellogg School of Management at Northwestern University where he was an F.C. Austin Scholar.

Mr. Rossi has extensive financial services experience, is a member of the board of directors of several companies, and serves as Chairman of the board of directors of Maxwell Technologies Inc. (a publicly traded company), which makes him well-qualified to serve on our Board, our Compensation Committee, and as Chairman of our Finance Committee.

Continuing Directors

In addition to the Class III directors to be elected at the Annual Meeting, the directors who will continue to serve on our Board after the Annual Meeting, their ages as of the Annual Meeting date, positions with Cardtronics, Inc., as well as the specific experience, qualifications, attributes and skills that led the Board to the conclusion that the director should serve on the Board in light of our business are set forth below:

Name	Age	Position
Robert P. Barone	75	Class I Director
Jorge M. Diaz	48	Class I Director
G. Patrick Phillips	63	Class I Director
J. Tim Arnoult	64	Class II Director
Dennis F. Lynch	64	Class II Director
Juli C. Spottiswood	46	Class II Director

Robert P. Barone has served as a director of our company since September 2001. Since December 1999, Mr. Barone has served as a consultant for SmartNet Associates, Inc., a private consulting firm. From May 1997 to November 1999, Mr. Barone served as Chairman of the Board of PetsHealth Insurance, Inc., a pet health insurance provider. From September 1988 to September 1994, Mr. Barone served as Board Vice-Chairman, President and Chief Operating Officer of Diebold, Inc. Mr. Barone has also held positions at NCR Corporation and Xerox Corporation, as well as the Electronic Funds Transfer Association (“EFTA”). Mr. Barone holds a Bachelor of Business Administration degree from Western Michigan University and a Masters of Business Administration degree from Indiana University. A founder and past Chairman of EFTA, Mr. Barone is now Chairman Emeritus of that organization. Currently, Mr. Barone is the owner of The Smart Dynamics Group Consulting Firm and a 50% partner in Southeast Locates LLC, an underground utilities damage prevention company.

Mr. Barone’s more than 40 years of sales, marketing, and executive leadership experience provide him with the experience and skills that we believe qualify him to serve on our Board, our Audit Committee, and our Nominating & Governance Committee. Additionally, as founder and Chairman Emeritus of the EFTA, Mr. Barone’s knowledge of the electronic funds transfer industry and his relationships with companies within that industry are assets to our Board.

On March 12, 2013, Mr. Barone informed us of his decision to resign from our Board effective as of June 28, 2013. Mr. Barone’s resignation is not as a result of any disagreement with us or our Board, but as part of his general retirement plans.  Our Nominating &  Governance Committee has commenced a search to fill the vacant director position that will be created upon Mr. Barone’s resignation.

Jorge M. Diaz has served as a director of our company since December 2004. Mr. Diaz is the Division President and Chief Executive Officer of Fiserv Output Solutions, a division of Fiserv, Inc., and has held that position since April 1994. Fiserv Output Solutions provides card production services, statement processing and electronic document distribution services. In January 1985, Mr. Diaz co-founded National Embossing Company, a predecessor company to Fiserv Output Solutions. Mr. Diaz sold National Embossing Company to Fiserv in April 1994. Mr. Diaz serves as a director for the local chapter of the Boys and Girls Club, a national non-profit organization.

Mr. Diaz’ extensive experience in the electronic funds transfer processing industry, as well as his long- standing association with our company, makes him uniquely qualified to serve on our Board, our Compensation Committee, and our Nominating & Governance Committee.

G. Patrick Phillips has served as a director of our company since February 2010. Mr. Phillips retired from Bank of America in 2008, after a 35-year career with Bank of America, most recently serving as President of Bank of America’s Premier Banking and Investments group from August 2005 to March 2008. During his tenure at Bank of America, Mr. Phillips led a variety of consumer, commercial, wealth management and technology businesses. Mr. Phillips also serves on the board of directors of USAA Federal Savings Bank where he serves as Chairman of the Finance and Audit Committee. Mr. Phillips previously served as a director of Visa USA and Visa International from 1990 to 2005 and 1995 to 2005, respectively. Mr. Phillips received a Masters of Business Administration from the Darden School (of business) at the University of Virginia in 1973 and graduated from Presbyterian College in Clinton, South Carolina in 1971.

Mr. Phillips’ extensive experience in the banking industry as well as the electronic payments industry makes him uniquely qualified to serve on our Board, our Audit Committee, and as Chairman of our Compensation Committee.

J. Tim Arnoult has served as a director of our company since January 2008. Mr. Arnoult provides over 30 years of banking, payments and information technology experience to our Board. From 1979 to 2006, Mr. Arnoult served in various positions at Bank of America, N.A., including President of Global Treasury Services in 2005 and 2006, President of Global Technology and Operations from 2000 to 2005, President of Central U.S. Consumer and Commercial Banking from 1996 to 2000, and President of Private Banking from 1992 to 1996. In September 2012, Mr. Arnoult was elected to serve on the board of directors for Stellus Capital Investment Corporation. Mr. Arnoult is also experienced in the integration of complex mergers including NationsBank and Bank of America in 1998 and Bank of America and Fleet Boston in 2004. Mr. Arnoult has been retired since 2006. Mr. Arnoult holds a Bachelor of Arts and Masters of Business Administration degrees from the University of Texas at Austin.

Mr. Arnoult has experience serving as a director for public and private companies as well as significant nonprofit and industry association boards, including the board of VISA USA. We believe Mr. Arnoult’s broad financial services background, including international responsibilities, and past directorship experience make him well‑qualified to serve on our Board, as Chairman of our Nominating & Governance Committee, on our Audit Committee, and on our Finance Committee.

Dennis F. Lynch has served as a director of our company since January 2008 and Chairman of the Board since November 2010. Mr. Lynch has over 30 years of experience in the payments industry and has led the introduction and growth of various card products and payment solutions. Mr. Lynch is currently a director on the board of Fiserv, a global technology provider to banks, credit unions, lenders and investment firms. Mr. Lynch is also currently a director and was previously the chairperson (from 2009 through 2011) of the Secure Remote Payments Council, a cross-industry group dedicated to accelerating more secure methods of conducting consumer payments in the internet/mobile marketplace. From 2005 to 2008, Mr. Lynch served as Chairman and Chief Executive Officer of RightPath Payments Inc., a company providing business-to-business payments via the internet. From 1994 to 2004, Mr. Lynch served in various positions with NYCE, including serving as that company’s President and Chief Executive Officer from 1996 to 2004, and as a director from 1992 to 2004. Prior to joining NYCE, Mr. Lynch served in a variety of information technology and products roles, ultimately managing Fleet Boston’s consumer payments portfolio. Mr. Lynch has served on a number of boards, including the board of Open Solutions, Inc., a publicly-traded company delivering core banking products to the financial services market, from 2005 to 2007. Mr. Lynch was also a founding director of YANKEE24 Network, and electronic payments network serving the New England region and served as its Chairman from 1988 to 1990. Additionally, Mr. Lynch has served on the Executive Committee and the board of the EFTA. Mr. Lynch received his Bachelors and Masters degrees from the University of Rhode Island.

Mr. Lynch’s extensive experience in the payment industry and his leading role in the introduction and growth of various card products and payment solutions make him a valuable asset to our Board. We leverage Mr. Lynch’s knowledge of card products and payment solutions in developing our strategies for capitalizing on the proliferation of prepaid debit cards. Additionally, Mr. Lynch’s service on a number of corporate boards and his experience as the Chief Executive Officer of NYCE, provide him with the background and leadership skills necessary to serve as Chairman of our Board and as a member of our Compensation Committee, our Nomination & Governance Committee, and our Finance Committee.

Juli C. Spottiswood has served as a director of our company since May 2011. Ms. Spottiswood is currently the President and Chief Executive Officer and a director on the board of Parago, Inc., a global engagement management company which provides innovative incentive programs to drive behavior and promote loyalty for consumers, channel sales partners, and employees. Ms. Spottiswood assisted with the formation of Parago, Inc. in 1999 as the company’s Chief Financial Officer and was promoted to President and Chief Executive Officer in 2007. Ms. Spottiswood has spearheaded dramatic improvements for the consumer rebating experience: introducing a variety of payment methods like prepaid cards and PayPal, a choice of submission methods including online or point-of-sale from some merchants, customer service interaction via web chat and dramatically reduced turn times. Ms. Spottiswood also serves as a member of the board of directors of the Network Branded Prepaid Card Association (NBPCA), a nonprofit association formed to promote the use of prepaid rebate cards as an alternative payment vehicle. In 2009, Ms. Spottiswood was the recipient of the Ernst & Young Entrepreneur of the Year in the Southwest region.

Ms. Spottiswood has expansive business and financial services experience, which includes experience as an accountant with Arthur Andersen. Her knowledge of the payment industry and innovation makes her an exceptional asset to our Board, to our Finance Committee, and as Chairman of our Audit Committee.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE CLASS III DIRECTOR NOMINEES IDENTIFIED ABOVE.

PROPOSAL NO. 2:

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are asking stockholders to approve, on the advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. We believe that it is appropriate to seek the views of stockholders on the design and effectiveness of our executive compensation program, and we value your opinion. Based on the stockholder vote on the frequency of an advisory vote on executive compensation that took place at our 2011 Annual Meeting, the Board determined to hold the vote on executive compensation annually until the next stockholder vote on the frequency of such advisory vote. Thus, our stockholder advisory vote to approve executive compensation currently takes place annually, and the next such vote will take place at our 2014 Annual Meeting of Stockholders.  As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives as described below.  Stockholders are given an opportunity to cast an advisory vote on the frequency of “say-on-pay” votes every six years, with the next opportunity expected to occur in connection with our Annual Meeting in 2017:

Objectives	How Our Executive Compensation Program Achieves The Objectives

The primary objectives of our executive compensation program are to attract, retain, and motivate qualified individuals who are capable of leading our company to meet its business objectives and to increase overall stockholder value.

We believe our executive compensation program aligns the interests of management with those of our investors  and creates incentives for and rewards performances of the individuals based on our overall success and the  achievement of individual performance objectives.  Specifically, our compensation program provides management with the incentive to achieve or maximize certain company-level performance measures. Each year, based upon the expected circumstances and conditions confronting us for that  year, the Compensation Committee selects performance metrics that it believes will produce the best return for our stockholders given the then-current conditions. For 2012, the  Compensation Committee selected (1) Adjusted Operating Income, as defined below in the  “Compensation Discussion and  Analysis” or “CD&A”; (2) Adjusted Earnings Per Share Growth, as defined below in the CD&A; (3) Total Revenues, as reported in our audited financial statements; and (4) Revenue  Growth, as defined in the CD&A.

We urge stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table for 2012 and other related compensation tables and narrative discussions, which provide detailed information of the compensation of our Named Executive Officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this Proxy Statement has contributed to our long-term success.

In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, we are asking stockholders to adopt the following resolution at the 2013 Annual Meeting of Stockholders:

“RESOLVED, that the stockholders of Cardtronics, Inc. approve, on an advisory basis, the compensation of Cardtronics Inc.’s Named Executive Officers as disclosed in the Proxy Statement for the 2013 Annual Meeting of Stockholders of Cardtronics, Inc. as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion.”

This advisory vote, commonly referred to as a “say-on-pay” vote, is not binding on our Board or our Compensation Committee, will not overrule any decisions made by our Board or our Compensation Committee, or require our Board or our Compensation Committee to take any action. Although the vote is non-binding, our Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. In particular, to the extent there is any significant vote against our Named Executive Officers’ compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and our Compensation Committee will evaluate whether any actions are necessary to address those concerns.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE ADVISORY RESOLUTION APPROVING NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL NO. 3:

RATIFICATION OF THE SELECTION OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as our independent registered public accounting firm to conduct our audit for the fiscal year ending December 31, 2013.

We engaged KPMG LLP to serve as our independent registered public accounting firm and to audit our consolidated financial statements beginning with the fiscal year ended December 31, 2001. The engagement of KPMG LLP for the fiscal year ending December 31, 2013 has been recommended by our Audit Committee and approved by our Board. Our Audit Committee has reviewed and discussed the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and has recommended, and our Board has approved, their inclusion therein. See “Audit Matters—Report of the Audit Committee” included elsewhere in this Proxy Statement.

Although stockholder ratification of the selection of KPMG LLP is not required, our Audit Committee and our Board consider it desirable for our stockholders to vote upon this selection. However, if the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, our Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of us and our stockholders.

A representative of KPMG LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions from stockholders at the Annual Meeting.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

CORPORATE GOVERNANCE

The remainder of this Proxy Statement sets forth important information regarding our corporate governance; stock ownership by our directors, executive officers, and other persons owning more than 5% of our stock; executive officers; compensation practices for executive officers and directors; related person transactions; audit matters; procedures for submitting proposals for the 2014 Annual Meeting of Stockholders; and directions to our offices.

Our Governance Practices

We are committed to good corporate governance. Our Board has adopted several governance documents, which include our Corporate Governance Principles, Code of Business Conduct and Ethics, Financial Code of Ethics, Related Persons Transactions Policy, Whistleblower Policy, and charters for each standing committee of our Board. Each of these documents is available on our website at www.cardtronics.com and you may also request a copy of each document at no cost by writing (or telephoning) the following: Cardtronics, Inc., Attention: General Counsel and Secretary, 3250 Briarpark Drive, Suite 400, Houston, Texas 77042, (832) 308-4000.

Code of Ethics

Our Board has adopted a Code of Business Conduct and Ethics (“Code of Ethics”) for our directors, officers, and employees. In addition, our Board has adopted a Financial Code of Ethics for our principal executive officer, principal financial officer, principal accounting officer, and other accounting and finance officers. We intend to disclose any amendments to or waivers of these codes on behalf of our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller, and persons performing similar functions, on our website at www.cardtronics.com promptly following the date of any amendment or waiver. Since becoming a publicly traded company on December 10, 2007, we have never granted to any officer or employee a waiver to our Code of Ethics or our Financial Code of Ethics.

Our Board

Board Size

Our Board of Directors currently has nine director positions that are divided into three classes, with one class to be elected at each Annual Meeting of Stockholders to serve for a three-year term. The term of our Class I directors expires in 2014; the term of our Class II directors expires in 2015; and the term of our Class III directors expires in 2013. Each director holds his or her office until a successor is duly elected and qualified or until the earlier of his or her death, retirement, resignation, or removal. Our Class I directors are Robert P. Barone, Jorge M. Diaz, and G. Patrick Phillips; our Class II directors are J. Tim Arnoult, Dennis F. Lynch, and Juli C. Spottiswood; and our Class III directors are Steven A. Rathgaber and Mark Rossi. Our Board currently has one vacant Class III director position.

The Nominating & Governance Committee of our Board considers and makes recommendations to our Board concerning the appropriate size and needs of our Board and considers candidates to fill new positions created by expansion or vacancies that occur by resignation, retirement, or any other reason.

Pursuant to the provisions of our Bylaws, any vacancy may be filled only by a majority vote of the directors then in office, although less than a quorum, or a sole remaining director. Any director so chosen to fill a vacancy will hold office until the next annual election and until his or her successor is duly elected and qualified, unless sooner displaced.

Director Independence

As required under the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”), a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Our Board has delegated this responsibility to its Nominating & Governance Committee. Pursuant to its charter, the Nominating & Governance Committee determines whether or not each director and each prospective director is independent.

The Nominating & Governance Committee evaluated all relevant transactions or relationships between each director, or any of his or her family members, and our company, senior management and independent registered accounting firm. Based on this evaluation, the Nominating & Governance Committee has determined that all of our directors are independent under the applicable standards set forth by the NASDAQ and SEC, with the exception of our executive director, Mr. Rathgaber.

In making these independence determinations, our Nominating & Governance Committee, in conjunction with our Board, considered the following relationships and transactions and found that they did not impact the independence of the applicable directors:

•    Jorge M. Diaz. Mr. Diaz is an executive officer with Fiserv Output Solutions, a division of Fiserv, Inc. Fiserv serves as one of our vendors with respect to the processing of our ATM transactions. In 2008 and 2009, we paid Fiserv annual processing and other fees of $18.8 million and $23.6 million, respectively, which represented 4.5% and 6.1%, respectively, of our total cost of revenues and selling, general, and administrative expenses. In January 2010, we began transferring ATM transaction processing and other services from Fiserv to our internal processing platform and other service providers. As a consequence, the amount of fees paid to Fiserv has dropped significantly since 2009.  The amounts paid to Fiserv for 2010, 2011, and 2012 were $8.6 million, $1.9 million, and $3.4 million, respectively, which represented 2.1%, 0.4%, and 0.6%, respectively, of our total cost of revenues and selling, general, and administrative expenses. In 2013, we estimate that we will pay approximately $2.0 million in fees to Fiserv, which expressed as a percentage of our 2012 total cost of revenues and selling, general, and administrative expenses is less than 1%.

•    Dennis F. Lynch.  In 2012, Mr. Lynch, the chairman of our Board of Directors, was elected to the board of directors of Fiserv, Inc.  As noted above, we have a business relationship with Fiserv but that relationship is not material.  Prior to Mr. Lynch joining Fiserv’s board of directors, he disclosed his nomination to that board to our Nominating &  Governance Committee. After a review of the relationship between our company and Fiserv, our Nominating & Governance Committee determined that Mr. Lynch’s service on Fiserv’s board did not pose a conflict of interest with his service on our Board.

Board Leadership Structure; Role in Risk Oversight

The Board has determined that having a non-executive director serve as Chairman of the Board is in the best interest of our stockholders at this time. Our CEO is responsible for setting our strategic direction and providing us day-to-day leadership, while the Chairman of the Board provides guidance to our CEO and sets the agenda for Board meetings and presides over meetings of the full Board as well as the executive sessions of independent directors. We believe this structure ensures a greater role for the non-executive directors in the oversight of our company and active participation of the non-executive directors in setting agendas and establishing priorities and procedures for the work of the Board.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including economic and regulatory risks, and others, such as the impact of competition, change in consumer behavior, and technological changes. Management is responsible for the day-to-day management of risks our company faces, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our Board believes that establishing the right “tone at the top” and that full and open communication between management and our Board are essential for effective risk management and oversight. Our Chairman has regular discussions with our CEO and other executive officers to discuss strategy and risks facing our company, and the Board is regularly updated by our management on strategic matters involving our operations.

While our Board is ultimately responsible for risk oversight at our company, each of our Board committees assists our Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls, and compliance with legal and regulatory requirements, and, in accordance with the NASDAQ Listing Standards, discusses policies with respect to risk assessment and risk management. The Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs as described in more detail in “Compensation Discussion and Analysis” below. The Nominating & Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

Meetings

Meetings. Our Board held a total of six meetings (four quarterly and two special meetings) and also acted through either electronic secured voting or unanimous written consent two times during the year ended December 31, 2012.  During 2012, each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all Board committees on which such person served.

Executive Sessions; Presiding Director.  According to our Corporate Governance Principles, our independent directors must meet in executive session at each quarterly meeting and did so during the fiscal year ended December 31, 2012. The Chairman of the Board presides at these meetings and is responsible for preparing an agenda for these executive sessions.

Annual Meeting Attendance.  All of our directors attended our 2012 annual meeting held on May 15, 2012. We do not have a formal policy regarding director attendance at annual meetings. However, our directors are expected to attend all Board and committee meetings, as applicable, and to meet as frequently as necessary to properly discharge their responsibilities.

Limitation on Public Company Board Service

Members of our Audit Committee are prohibited from serving on the audit committees of more than two other public companies. In addition, our Board monitors the number of public company boards on which each director serves and develops limitations on such service as appropriate to ensure the ability of each director to fulfill his or her duties, as required by applicable securities laws and NASDAQ listing standards.

Board and Committee Self-Evaluation

Our Board and each standing committee of our Board conduct an annual self-evaluation to determine whether they are functioning effectively. The Nominating & Governance Committee leads the Board’s self-evaluation effort by conducting an annual evaluation of the Board’s performance. Similarly, each committee reviews the results of its evaluation to determine whether any changes need to be made to the committee or its procedures.

Director Selection and Nomination Process

The Nominating & Governance Committee is responsible for establishing criteria for selecting new directors and actively seeking individuals to become directors for recommendation to our Board. In August 2012, the Nominating & Governance Committee reviewed the 2011 approved set of criteria that a director candidate should possess. In addition to having a proven track record of high business ethics and integrity, the present criteria for director qualifications include: (1) possessing the qualifications of an “independent” director in accordance with applicable NASDAQ listing rules; (2) capacity to devote sufficient time to learn and understand our marketplace and industry and to prepare for and attend our meetings; (3)  commitment to enhancing stockholder value;  (4)  ability to develop productive working relationships with other board members and management; and (5)  demonstrated skills, background, and competencies that complement and add diversity to the Board. The Nominating & Governance Committee does not require that a successful candidate possess each and every criteria.

The Nominating & Governance Committee may consider candidates for our Board from any reasonable source, including from a search firm engaged by the Nominating & Governance Committee or stockholder recommendations, provided that the procedures set forth above are followed. The Nominating & Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate is recommended by a stockholder or not. However, in evaluating a candidate’s relevant business experience, the Nominating & Governance Committee may consider previous experience as a member of our Board. Any invitation to join our Board must be extended by our Board as a whole.

The Nominating & Governance Committee did not receive stockholder nominations for the Annual Meeting.

Stockholders or a group of stockholders may recommend potential candidates for consideration by the Nominating & Governance Committee by sending a written request to our General Counsel and Secretary, Michael E. Keller, at 3250 Briarpark Drive, Suite 400, Houston, Texas 77042, generally not later than 120 calendar days prior to the first anniversary of the date of the previous year’s annual meeting. The written request must include the following:

•    the name and address of the person or persons to be nominated;

•    the number and class of all shares of each class of our stock owned of record and beneficially by each nominee, as reported to the nominating stockholder by the nominee;

•    the information regarding each such nominee required by paragraphs (a), (d), (e), and (f) of Item 401 of Regulation S-K adopted by the SEC;

•    a signed consent by each nominee to serve as our director, if elected;

•    the nominating stockholder’s name and address;

•    the number and class of all shares of each class of our stock owned of record and beneficially by the nominating stockholder; and

•    in the case of a person that holds our stock through a nominee or street name holder of record, evidence establishing such indirect ownership of stock and entitlement to vote such stock for the election of directors at the annual meeting.

From time to time, the Nominating & Governance Committee may request additional information from the nominee or the nominating stockholder.

The stockholder recommendation procedures described above do not preclude a stockholder of record from making proposals at any annual stockholder meeting, provided that they comply with the requirements described in the section entitled “Proposals for the 2014 Annual Meeting of Stockholders.”

Communications from Stockholders and Interested Parties

Our Board welcomes communications from our stockholders and other interested parties. Stockholders and any other interested parties may send communications to our Board, any committee of our Board, the Chairman of our Board or any director in particular to: c/o Cardtronics, Inc., 3250 Briarpark Drive, Suite 400, Houston, Texas 77042, Attention: General Counsel and Secretary.

Our Secretary (or any successor to the duties thereof) will review each such communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (1) the communication complies with the requirements of any applicable policy adopted by us relating to the subject matter of the communication, and (2) the communication falls within the scope of matters generally considered by our Board. To the extent the subject matter of a communication relates to matters that have been delegated a committee of our Board to or to an executive officer, our Secretary may forward such communication to the executive or the chairman of the committee to which such matter has been delegated. The acceptance and forwarding of communications to the members of our Board or an executive does not imply or create any fiduciary duty of our Board members or executive to the person submitting the communications.

Committees of Our Board

General

Board Committees. Our Board currently has four standing committees: an Audit Committee, a Compensation Committee, a Nominating & Governance Committee, and a Finance Committee. Each committee is comprised of independent directors as currently required under the applicable SEC’s rules and regulations and the NASDAQ listing standards, and each committee is governed by a written charter approved by the Board. These charters form an integral part of our corporate governance policies, and a copy of each charter is available on our website at www.cardtronics.com.

The table below provides the current composition of each committee of our Board:

Name	Audit Committee	Compensation Committee	Nominating & Governance Committee	Finance Committee
J. Tim Arnoult	X		X*	X
Robert P. Barone	X		X
Jorge Diaz		X	X
Dennis F. Lynch		X	X	X
G. Patrick Phillips	X	X*
Steven A. Rathgaber
Mark Rossi		X		X*
Juli C. Spottiswood	X*			X

____________

*	Committee Chairman.

Audit Committee. Our Nominating & Governance Committee, in its business judgment, has determined that the Audit Committee is comprised entirely of directors who satisfy the standards of independence established under the applicable SEC rules and regulations and NASDAQ listing standards and our Corporate Governance Principles. In addition, the Board, in its business judgment, has determined that each member of the Audit Committee satisfies the financial literacy requirements of the NASDAQ listing standards and that its Chairman, Ms. Spottiswood, qualifies as an “audit committee financial expert” within the meaning of the SEC’s rules and regulations. For information regarding the business experience of Ms. Spottiswood, please read “Proposal No. 1: Election of Class III Directors—Continuing Directors” above.

The Audit Committee is appointed by our Board to:

•    assist the Board in fulfilling its oversight responsibilities with respect to our accounting and financial reporting process (including management’s development and maintenance of a system of internal accounting and financial reporting controls) and audits of our financial statements;

•    assist the Board in overseeing the integrity of our financial statements;

•    assist the Board in overseeing our compliance with legal and regulatory requirements;

•    assist the Board in overseeing the qualifications, independence and performance of our independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services;

•    assist the Board in overseeing the effectiveness and performance of our internal audit function;

•    prepare the Annual Audit Committee Report for inclusion in our proxy statement for our annual meeting of stockholders; and

•    perform such other functions as our Board may assign to the Audit Committee from time to time.

Pursuant to its charter, the Audit Committee has the authority, at our expense, to retain professional advisors, including legal, accounting, or other consultants, to advise the Audit Committee in connection with the exercise of its powers and responsibilities. The Audit Committee may require any of our officers or employees, our outside legal counsel, or our independent registered public accounting firm to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. The Audit Committee is responsible for the resolution of any disagreements between the independent registered public accounting firm and management regarding our financial reporting. The Audit Committee meets periodically with management and the independent registered public accounting firm in separate executive sessions, as needed, to discuss any matter that the Audit Committee or each of these groups believe should be discussed privately. The Audit Committee makes regular reports to our Board.

The Report of the Audit Committee is set forth below under the “Audit Matters—Report of the Audit Committee” section included below.

The Audit Committee held eight meetings during the fiscal year ended December 31, 2012.

Compensation Committee. Our Nominating & Governance Committee, in its business judgment, has determined that all four directors on the Compensation Committee satisfy the standards of independence established under the applicable SEC rules and regulations, NASDAQ listing standards, and our Corporate Governance Principles.

The Compensation Committee is delegated all authority of our Board as may be required or advisable to fulfill the purposes of the Compensation Committee as set forth in its charter. Pursuant to its charter, the Compensation Committee may  form and  delegate some  or all of its authority to subcommittees when it deems appropriate. The Compensation Committee also has the authority to delegate responsibility for the day-to-day management of executive compensation to our senior officers.

Pursuant to its charter, the purposes of the Compensation Committee are to:

•    oversee the responsibilities of the Board relating to compensation of our directors and executive officers;

•    design, implement, and evaluate our director and executive compensation plans, policies, and programs;

•    produce the annual Compensation Committee Report for inclusion in our Proxy Statement, in accordance with applicable rules and regulations;

•    otherwise discharge our Board’s responsibilities relating to compensation of our directors and executive officers; and

•    perform such other functions as our Board may assign to the Compensation Committee from time to time.

In addition, the Compensation Committee works with our executive officers, including our Chief Executive Officer, to implement and promote our executive compensation strategy. See “Compensation Discussion and Analysis” and “Executive Compensation”  for additional information on the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation and “Director Compensation” for additional information on its consideration and determination of director compensation.

The Report of the Compensation Committee is set forth under the “Compensation Committee Report” section included below.

The Compensation Committee held seven meetings during the fiscal year ended December 31, 2012.

Nominating & Governance Committee. The Nominating & Governance Committee identifies individuals qualified to become members of our Board, makes recommendations to our Board regarding director nominees for the next annual meeting of stockholders, and develops and recommends corporate governance principles to our Board. The Nominating & Governance Committee, in its business judgment, has determined that it is comprised entirely of directors who satisfy the applicable standards of independence established under the SEC’s rules and regulations, NASDAQ listing standards, and our Corporate Governance Principles. For information regarding the Nominating & Governance Committee’s policies and procedures for identifying, evaluating and selecting director candidates, including candidates recommended by stockholders, see “Corporate Governance—Our Board—Director Selection and Nomination Process” above.

The Nominating & Governance Committee is delegated all authority of our Board as may be required or advisable to fulfill the purposes of the Nominating & Governance Committee as set forth in its charter. More particularly, the purpose of the Nominating & Governance Committee is to serve as an independent and objective body to:

•    assist the Board by identifying individuals qualified to become Board members and to recommend that the Board select the director nominees for election at the annual meetings of stockholders or for appointment to fill vacancies;

•    recommend to the Board director nominees for each committee of the Board;

•    advise the Board about appropriate composition of the Board and its committees;

•    advise the Board about and recommend to the Board appropriate corporate governance practices and to assist the Board in implementing those practices;

•    lead the Board in its annual review of the performance of the Board and its committees; and

•    perform such other functions as our Board may assign to the Nominating & Governance Committee from time to time.

The Nominating & Governance Committee held four meetings during the fiscal year ended December 31, 2012.

Finance Committee.  Our Nominating & Governance Committee, in its business judgment, has determined that the Finance Committee is comprised entirely of directors who satisfy the applicable standards of independence established under the NASDAQ listing standards and our Corporate Governance Principles.  The Finance Committee assists our management with respect to interest rate hedging arrangements, significant financing arrangements and investment decisions, and reviewing and approving certain acquisitions/investments above management’s approval level.

The Finance Committee does not hold regular meetings but will convene upon the request of the Chief Executive Officer or Chief Financial Officer. The Finance Committee held five meetings during the fiscal year ended December 31, 2012.

STOCK OWNERSHIP MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) requires our executive officers, directors, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such executive officers, directors and 10% stockholders are also required by securities laws to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of these reports, or written representations from reporting persons, we believe that during the year ended December 31, 2012, all of our executive officers, directors and greater than 10% holders filed the reports required to be filed under Section 16(a) on a timely basis under Section 16(a).

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information as of December 31, 2012, with respect to the compensation plans under which our common units are authorized for issuance, aggregated as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	135,775	$8.12	2,061,699
Equity compensation plans not approved by security holders (2)	417,024	$10.19	—
Total	552,799	$9.68	2,061,699

____________

(1)

Represents our 2007 Stock Incentive Plan. For additional information on the terms of this plan, see “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Equity Incentive Awards — 2007 Plan.”

(2)

Represents our 2001 Stock Incentive Plan. For additional information on the terms of this plan, see “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Equity Incentive Awards — 2001 Plan.”

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our common stock as of March 20, 2013 for:

•    each person known by us to beneficially own more than 5% of our common stock;

•    each of our directors and director nominees;

•    each of our Named Executive Officers (as such term is defined by the SEC); and

•    all directors and executive officers as a group.

Footnote 1 to the following table provides a brief explanation of what is meant by the term “beneficial ownership.” The number of shares of common stock and the percentages of beneficial ownership are based on 45,009,638 shares of common stock outstanding as of March 20, 2013, and the number of shares owned and acquirable within 60 days at March 20, 2013 by the named person assuming no other person exercised options, with the exception of the amounts reported in filings on Schedule 13G, which amounts are based on holdings as of December 31, 2012, or as otherwise disclosed in such filings. The amounts presented may not add due to rounding.

To our knowledge and except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in this table have the sole voting power with respect to all shares of common stock listed as beneficially owned by them.

Name and Address of Beneficial Owners(1) (2)	Amount and Nature of Beneficial Ownership	Percent of Common Stock Beneficially Owned
5% Stockholders:
BlackRock , Inc. (3)	3,418,810	7.6%
Turner Investments, L.P. (4)	2,930,086	6.5%
The Vanguard Group, Inc. (5)	2,788,719	6.2%

Directors and Named Executive Officers:
Steven A. Rathgaber (6)	349,878	*
J. Chris Brewster (7)	304,217	*
Rick Updyke (8)	216,224	*
Michael H. Clinard (9)	99,966	*
Jorge M. Diaz (10)	60,877
C. Todd Clark (11)	31,152	*
Dennis F. Lynch (12)	28,755	*
J. Tim Arnoult (13)	19,553	*
Mark Rossi (14)	18,667	*
G. Patrick Phillips (15)	16,655	*
Juli C. Spottiswood (16)	9,365	*
Ronald Delnevo (17)	8,100	*
Robert P. Barone (18)	7,553	*

All directors and executive officers as a group (17 persons)	1,366,405	3.0%

____________

*	Less than 1.0% of our outstanding common stock

(1)

“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act and includes more than the typical forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership” meaning ownership of shares as to which a person has or shares investment or voting power, or a person who, through a trust or proxy, prevents the person from having beneficial ownership. For the purpose of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of March 20, 2013, if that person or group has the right to acquire such shares within 60 days after March 20, 2013.

(2)

The address for each Named Executive Officer and director set forth in the table, unless otherwise indicated, is c/o Cardtronics, Inc., 3250 Briarpark Drive, Suite 400, Houston, Texas 77042. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. The address of Turner Investments, L.P. is 1205 Westlakes Drive, Suite 100, Berwyn, PA 19312. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(3)	As reported on Schedule 13G, dated as of December 31, 2012 and filed with the SEC on February 8, 2013, BlackRock, Inc. has sole voting and sole dispositive powers over 3,418,810 shares.

(4)

As reported on Schedule 13G, dated as of December 31, 2012 and filed with the SEC on February 1, 2013, Turner Investments, L.P. has sole voting power over 2,600,646 shares and sole dispositive power over 2,930,086 shares.

(5)

As reported on Schedule 13G, dated as of December 31, 2012 and filed with the SEC on February 12, 2012, the Vanguard Group, Inc. has sole voting power over 63,028 shares, sole dispositive power over 2,727,491 shares, and shared dispositive power over 61,228 shares.

(6)

Includes 171,215 shares owned directly; 87,500 restricted shares, the forfeiture restrictions on which lapse in February 2014; 44,850 restricted stock units, the forfeiture restrictions on which lapse as to 22,425 shares each on each of the two remaining anniversaries of the grant date beginning in January 2014; and 46,313 restricted stock units, the forfeiture restrictions on which lapse as to 23,156 shares in January 2014, 11,578 shares in January 2015, and 11,579 shares in January 2016.

(7)

Includes 106,214 shares owned directly; 25,000 restricted shares, the forfeiture restrictions on which lapse in January 2014; 134,909 options which are exercisable within 60 days of March 20, 2013; 17,900 restricted stock units, the forfeiture restrictions on which lapse as to 8,950 shares each on each of the two remaining anniversaries of the grant date beginning in January 2014; and 20,194 restricted stock units, the forfeiture restrictions on which lapse as to 10,097 shares in January 2014, 5,048 shares in January 2015, and 5,049 shares in January 2016.

(8)

Includes 96,390 shares owned directly; 25,000 restricted shares, the forfeiture restrictions on which lapse in January 2014; 63,197 options which are exercisable within 60 days of March 20, 2013; 17,200 restricted stock units, the forfeiture restrictions on which lapse as to 8,600 shares each on each of the two remaining anniversaries of the grant date beginning in January 2014; and 14,437 restricted stock units, the forfeiture restrictions on which lapse as to 7,218 shares in January 2014, 3,609 shares in January 2015, and 3,610 shares in January 2016.

(9)

Includes 33,728 shares owned directly; 25,000 restricted shares, the forfeiture restrictions on which lapse in January 2014; 485 options which are exercisable within 60 days of March 20, 2013; 22,000 restricted stock units, the forfeiture restrictions on which lapse as to 11,000 shares each on each of the two remaining anniversaries of the grant date beginning in January 2014; and 18,753 restricted stock units, the forfeiture restrictions on which lapse as to 9,376 shares in January 2014, 4,688 shares in January 2015, and 4,689 shares in January 2016.

(10)	Includes 29,292 shares owned directly; 3,843 restricted shares, the forfeiture restrictions on which lapse in February 2014; and 27,742 options that are exercisable within 60 days of March 20, 2013.

(11)

Includes 3,132 shares owned directly; 13,746 restricted shares, the forfeiture restrictions on which lapse as to 4,582 shares on each of the three remaining anniversary of the grant date beginning in January 2014; and 14,274 restricted stock units, the forfeiture restrictions on which lapse as to 7,137 shares in January 2014, 3,568 shares in January 2015, and 3,569 shares in January 2016.

(12)	Includes 24,912 shares owned directly and 3,843 restricted shares, the forfeiture restrictions on which lapse in February 2014.

(13)	Includes 15,710 shares owned directly and 3,843 restricted shares, the forfeiture restrictions on which lapse in February 2014.

(14)	Includes 14,824 shares owned directly and 3,843 restricted shares, the forfeiture restrictions on which lapse in February 2014.

(15)	Includes 12,812 shares owned directly and 3,843 restricted shares, the forfeiture restrictions on which lapse in February 2014.

(16)	Includes 5,522 shares owned directly and 3,843 restricted shares, the forfeiture restrictions on which lapse in February 2014.

(17)	Includes 8,100 restricted shares, the forfeiture restrictions on which lapse in January 2014.

(18)	Includes 3,710 shares owned directly and 3,843 restricted shares, the forfeiture restrictions on which lapse in February 2014.

EXECUTIVE OFFICERS

Our executive officers are appointed by the Board on an annual basis and serve until removed by the Board or their successors have been duly appointed. The following table sets forth the name, age, and position of each person who is currently an executive officer of Cardtronics:

Name	Age	Position
Steven A. Rathgaber	59	Chief Executive Officer
J. Chris Brewster	64	Chief Financial Officer
Michael H. Clinard	46	President – Global Services
Rick Updyke	54	President – North America
C. Todd Clark	46	Senior Executive Vice President – Sales and Relationship Management
P. Michael McCarthy	47	Senior Executive Vice President – Chief Information Officer
Gerardo Garcia	54	Chief Security Officer
E. Brad Conrad	40	Chief Accounting Officer
Michael E. Keller	60	General Counsel

There are no family relationships among any of our directors or executive officers.

The following biographies describe the business experience of our executive officers:

Steven A. Rathgaber – Mr. Rathgaber’s biographical information is located under “Proposal No. 1:  Election of Class III Directors—Our Director Nominees.”

J. Chris Brewster has served as our Chief Financial Officer since February 2004. From September 2002 until February 2004, Mr. Brewster provided consulting services to various businesses. From October 2001 until September 2002, Mr. Brewster served as Executive Vice President and Chief Financial Officer of Imperial Sugar Company, a NASDAQ-quoted refiner and marketer of sugar and related products. From March 2000 to September 2001, Mr. Brewster served as Chief Executive Officer and Chief Financial Officer of WorldOil.com, a privately-held Internet, trade magazine, book and catalog publishing business. From January 1997 to February 2000, Mr. Brewster served as a partner of Bellmeade Capital Partners, LLC, a merchant banking firm specializing in the consolidation of fragmented industries. From March 1992 to September 1996, Mr. Brewster served as Chief Financial Officer of Sanifill, Inc., a New York Stock Exchange-listed environmental services company. From May 1984 to March 1992, Mr. Brewster served as Chief Financial Officer of National Convenience Stores, Inc., a New York Stock Exchange-listed operator of 1,100 convenience stores. Mr. Brewster holds a Bachelor of Science degree in industrial management from the Massachusetts Institute of Technology and a Masters of Business Administration from Harvard Business School.

Michael H. Clinard has served as our President of Global Services since June 2008. Prior to such time, Mr. Clinard served as our Chief Operating Officer following his original employment with us in August 1997. Mr. Clinard holds a Bachelor of Science degree in business management from Howard Payne University. Mr. Clinard also serves as a director and Vice President of the ATM Industry Association.

Rick Updyke has served as President of North America operations since August 2012. Prior to such time, Mr. Updyke served as the President of our U.S. Business Group from October 2010 to August 2012, as President of Global Development from June 2008 to October 2010 and as our Chief Strategy and Development Officer following his original employment with us in July 2007. From February 1984 to July 2007, Mr. Updyke held various positions with Dallas-based 7-Eleven, Inc., a convenience store retail company, most recently serving as Vice President of Corporate Business Development from February 2001 to July 2007. He holds a Bachelor of Business Administration degree in management information systems from Texas Tech University and a Masters of Business Administration from Amberton University.

C. Todd Clark has served as Senior Executive Vice President of Sales and Relationship Management since January 2012. From January 2005 to January 2012, Mr. Clark held multiple sales and client relations leadership positions at First Data Corp (“First Data”), most recently serving as Senior Vice President and General Manager of Strategic Clients and Alliances. In such role, Mr. Clark was responsible for First Data’s largest client, Bank of America, as well as First Data’s Community Financial Institution market-facing team. From March 2002 to December 2004, Mr. Clark served as a Vice President at Concord EFS, Inc., leading its financial institution-facing sales teams. Prior to such time, Mr. Clark worked at Core Data Resources, Inc, which he co-founded in 1991. Under his leadership, Core Data Resources grew to become the second largest ATM processor in the United States before it was acquired by Concord in 2002. Mr. Clark holds a Bachelor of Arts degree in Economics and Mathematics from the University of Texas at Austin.

P. Michael McCarthy has served as Senior Executive Vice President – Chief Information Officer (“CIO”) since January 2013. Prior to such time, Mr. McCarthy held various senior positions in IT and business management with Fidelity National Information Services (“FIS”) including senior vice president and CIO serving that company’s credit card and retail payment business. Prior to that, Mr. McCarthy served as senior vice president and general manager of credit card services and also served as CIO at NYCE Payments Network. Mr. McCarthy holds a Bachelor of Science degree in Business from Bellevue University, as well as a Master of Business Administration degree from Benedictine University.

Gerardo Garcia has served as Chief Information Security Officer since January 2013. Prior to such time, Mr. Garcia served as the Chief Information Officer from March 2004 to January 2013. Prior to joining Cardtronics, Mr. Garcia held various senior positions in IT management, most recently serving as Senior Vice President of e-Business with ALLTEL Information Services and also serving as Director of Technology, Consumer Banking Group at First Union (now Wells Fargo). Mr. Garcia holds a Bachelor of Business Administration degree in Accounting with a concentration in Business Data Systems from the University of Texas in San Antonio.

E. Brad Conrad has served as Chief Accounting Officer since October 2010. From April 2008 to October 2010, Mr. Conrad served as our Senior Vice President and Corporate Controller.  Prior to joining Cardtronics, Mr. Conrad held positions of increasing responsibility in the accounting function at Consolidated Graphics, Inc., an international commercial printing company, including Vice President and Controller. Prior to such time, Mr. Conrad held several finance and accounting roles at Peregrine Systems, Inc., (a company acquired by Hewlett Packard in 2005). Mr. Conrad began his career with KPMG.  Mr. Conrad holds a Masters in Professional Accounting and a Bachelors of Business Administration from the University of Texas and is a licensed certified public accountant in the state of Texas.

Michael E. Keller has served as General Counsel since September 2001. Prior to such time, Mr. Keller was in private practice in the Houston area with primary focus in the corporate sector. Mr. Keller holds a Bachelor of Science degree from the United State Military Academy at West Point and served five years on active duty with the U.S. Army. After completing his military service, Mr. Keller earned his Juris Doctor degree from the University of Texas, graduating with honors in 1983.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (or “CD&A”) set forth below provides an explanation of our compensation programs, including the objectives of such programs and the rationale for each element of compensation, for our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers serving as of December 31, 2012, as well as one additional individual we identified as qualifying as a Named Executive Officer in 2012 but not serving as an executive officer as of year-end (collectively, the “Named Executive Officers”). For the year ended December 31, 2012, our Named Executive Officers were as follows:

Name	Position
Steven A. Rathgaber	Chief Executive Officer
J. Chris Brewster	Chief Financial Officer
Michael H. Clinard	President – Global Services
Rick Updyke	President – U.S. Business Group
C. Todd Clark	Senior Executive Vice President – Sales and Relationship Management
Ronald Delnevo (1)	Former Managing Director of Bank Machine (the Company’s wholly-owned U.K. operations)

____________

(1)	Mr. Delnevo departed our company in November 2012.

This CD&A also describes the actions and decisions of the Compensation Committee of our Board of Directors as it relates to 2012 compensation decisions. The discussion is divided into the following sections:

•    Executive Summary

•    Role of Compensation Committee, Compensation Consultant, and Management

•    Elements of Total Compensation

•    Factors Considered in Setting Executive Pay

•    2012 Compensation Decisions

•    Other Compensation and Tax Matters

Executive Summary

Compensation Program Philosophy and Design.  The primary objectives of our executive compensation program are to attract, retain, and motivate qualified individuals who are capable of leading our company to meet its business objectives and to increase overall stockholder value. To achieve these objectives, our Compensation Committee’s philosophy has been to implement a compensation program that aligns the interests of management with those of our investors and to provide a compensation program that creates incentives for and rewards performances of the individuals based on our overall success and the achievement of individual performance objectives, without encouraging excessive risk-taking.

The framework of our executive compensation program is set forth below:

•    we provide our Named Executive Officers with total annual compensation that includes three primary elements: (i) base salary, (ii) annual non-equity incentive plan awards, and (iii) long-term equity-based incentive awards;

•    our annual non-equity incentive plans are tied to specific pre-established financial performance goals;

•    the cash awards under our non-equity incentive plan are capped at 200% of target;

•    we have a compensation recoupment (“clawback”) policy that applies to all participants in our annual non-equity incentive plan;

•    the entire restricted stock unit awards (“RSUs”) to the Named Executive Officers are performance-based, contingent upon the achievement of certain pre-established company financial performance goals;

•    earned performance-based RSUs are subject to additional time-based vesting requirements;

•    the number of performance-based restricted stock units that can be earned by each Named Executive Officer is capped at 200% of target, with total share grants subject to the company-wide equity funding pool (1.5% of outstanding shares for 2012);

•    our Compensation Committee, which is comprised solely of independent directors, reviews and approves all elements of Named Executive Officer compensation;

•    our Compensation Committee reviews our compensation program annually to ensure that it does not incent excessive risk-taking;

•    our Compensation Committee retains an independent compensation consultant to advise on executive compensation matters and best practices;

•    our executives officers and directors are subject to stock ownership requirements; and

•    all employees and directors are prohibited from hedging their ownership of company stock.

Prior Year Say on Pay Results. At the May 15, 2012 Annual Meeting of Stockholders, the “Advisory Vote on Executive Compensation” proposal (the “say on pay” vote) received support from approximately 92% of votes cast. The Compensation Committee considered these results and, based on the overwhelming support from stockholders, determined that the results of the vote did not call for any significant changes to our executive compensation plans and programs already in place for 2012 or for the 2013 fiscal year.

2012 Performance.  We had strong financial performance during 2012, including approximately 25% growth in Revenues and 18% growth in Adjusted Earnings Per Share (defined later in this proxy). This strong performance was primarily attributable to organic growth in our ATM operating revenues, due mostly to the combination of: (i) increased transactions per ATM; (ii) unit growth expansion; (iii) increased revenues from managed services agreements; (iv) growth of our nationwide surcharge-free network, Allpoint; and, (v) increased revenues from our bank-branding arrangements. Also contributing to the year-over-year growth were the effects of acquisitions completed during 2011 and 2012. In 2011, we acquired three ATM portfolios

(two in the U.S. and one in Canada) and a leading provider of location search technology in the U.S. In 2012, we acquired two ATM portfolios (one in the U.S. and one in Canada) and an ATM installation company in the United Kingdom. The Compensation Committee considered these accomplishments, the satisfaction of our 2012 performance goals, and the foreign currency exchange movements in authorizing the payouts of incentives under our non-equity incentive plan and under our equity plan, as described below and in detail later in this CD&A.

Cash Incentives Earned for 2012 Performance.  For 2012, payments under our annual non-equity incentive plan were reflective our company’s performance and the achievement of certain performance goals. As discussed further in “2012 Compensation Decisions – Non-Equity Incentive Plan” below, we exceeded our 2012 company-level Revenue financial target of $754.5 million, with actual results of $774.1 million. However, with respect to our Adjusted Operating Income financial metric, we achieved Adjusted Operating Income results of $105.7 million, which was below the target goal of $106.1 million. As a result of the combination of our significant over-performance on the Revenue metric and our slight under-performance on the Adjusted Operating Income metric, the Compensation Committee approved actual payout amounts for our Named Executive Officers that exceeded our target payout amounts but was less than the maximum payout amount.

Equity Awards Earned for 2012 Performance.  For 2012, grants under our long-term incentive plan also reflect our company’s performance and achievement of certain performance goals. As discussed further in “2012 Compensation Decisions – 2012 Long-Term Incentive Plan” below, we exceeded our company-level Revenue financial target but we did not achieve our threshold level for Adjusted Earnings Per Share after downward adjustments related to acquisitions. As a result of the combination of over-performance on the Revenue metric and under-performance on the Adjusted Earnings Per Share metric,  our Named Executive Officers earned the target level number of restricted share units which will continue to vest based on continued employment with the company (or to an employee’s qualified retirement date, if earlier). The awards will be fully vested in January 2016.

Role of Compensation Committee, Compensation Consultant, and Management

Compensation Committee.  The Compensation Committee of our Board of Directors is responsible for establishing all compensation programs for our executive officers (including each of the Named Executive Officers) as well as oversight for other broad-based employee benefits programs. The Compensation Committee receives information and advice from third-party compensation consultants as well as from our human resources department and management to assist in making decisions regarding compensation matters.

Compensation Consultant.    The Compensation Committee has sole authority to retain and terminate the services of a compensation consultant who reports to the Compensation Committee. The role of the compensation consultant is to advise the Compensation Committee in its oversight role, advise management in the executive compensation design process and provide independent compensation data and analysis to facilitate the annual review of our compensation programs. The compensation consultant attends Compensation Committee meetings as requested by the Compensation Committee.

In 2012, the Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”) as its independent advisor. Meridian is an independent compensation consulting firm and does not provide any other services to us outside of matters pertaining to executive officer and director compensation and applicable corporate governance. Meridian reports directly to the Compensation Committee, which is the sole party responsible for determining the scope of services performed by Meridian and the directions given to Meridian regarding the performance of such services. Meridian was not given a specific list of instructions, but rather was engaged to provide the Compensation Committee with information and advice that might assist the Compensation Committee in performing its duties. During 2012, the services provide by Meridian included:

•    updating the Compensation Committee on regulatory changes affecting our compensation program;

•    providing information on market trends, practices, and other data;

•    reviewing the company’s Peer Group (as defined in “Elements of Total Compensation – Peer Company Compensation Analysis”) and conducted a competitive analysis of compensation for our Named Executive Officers and our Board of Directors;

•    assisting in reviewing and designing program elements; and

•    providing overall guidance and advice about the efficacy of each element of our compensation program and its     fit within the Compensation Committee’s developing compensation philosophy.

While the Meridian guidance has been a valuable resource for the Compensation Committee in identifying compensation trends and determining competitive compensation packages for our executives, the Compensation Committee is not bound to adhere to any advice or recommendations that Meridian may provide to the Compensation Committee.

In March 2013, the Compensation Committee considered the independence of Meridian in light of new SEC rules and proposed NASDAQ listing standards. The Compensation Committee requested and received a letter from Meridian addressing the consulting firm's independence, including the following factors: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm's total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee; (5) any company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. The Compensation Committee discussed these considerations, among other things, and concluded that the work of Meridian did not raise any conflict of interest.

Role of the Chief Executive Officer in Executive Compensation Decisions.    Our CEO works very closely with our Compensation Committee; however, except for providing a self-evaluation report to the Compensation Committee, he does not make, participate in, provide input for, or make recommendations about his own compensation. Our CEO sets our strategic direction and strives to promote compensation programs that motivate employee behavior, consistent with our strategic objectives. Under the direction of the Compensation Committee, and in coordination with the compensation consultant, our CEO coordinates the annual review of the compensation programs for the executive officers. This review includes an evaluation of each officer's historical pay and career development, individual and corporate performance, competitive practices and trends and various compensation issues. Based on the results of this review, our CEO makes recommendations to the Compensation Committee regarding each element of compensation for each of the executive officers, other than himself. Our CEO also provides the Compensation Committee with his evaluation of performance of each executive officer other than himself during the prior year for their consideration. The Compensation Committee also meets in executive session, independently of the CEO and other members of senior management, to review not only compensation issues related to the CEO, but those of all Named Executive Officers and other executive employees. Other than the CEO, none of our other Named Executive Officers provides direct recommendations to the Compensation Committee or participates in the executive compensation setting process; however, our Chief Financial Officer provides information and recommendations to our Compensation Committee when it sets incentive performance goals.

Elements of Total Compensation

The table below summarizes the elements of our compensation program, the form in which each element is paid, the purpose or objective of each element, key features of the element, and any performance metrics associated with each element.

Element	Form of Compensation	Purpose/Objective	Key Features	Performance Metric(s)
Base Salary	Cash — fixed

To provide an executive officer with a fixed income stream, based upon his roles and responsibilities within our organization and his relative skills and experience, consistent with market for comparable positions

Initial salaries for executive officers are set by the Compensation Committee based on responsibilities and market data. Amounts are reviewed annually by our Compensation Committee, with adjustments made based on the executive’s individual performance and our company’s performance for the year. Additional factors considered may include other achievements or accomplishments, any mitigating priorities that may have resulted in a change in the goals, market conditions, participation in the development of other company employees, as well as any additional responsibilities that were assumed by the executive during the period.

NA – Not performance-based

Annual Non-Equity Incentive Plan Awards	Cash — variable

To reward operating results consistent with the non-equity incentive compensation plan and to provide a strong motivational tool to achieve earnings and other related pre-established performance objectives

The Compensation Committee establishes a threshold, a target, and a maximum possible payout for each executive.

Amounts are paid after year end once the Compensation Committee has determined the company’s performance and each executive’s performance relative to pre-established performance goals, which reflects the Compensation Committee’s desire that the Plan pay amounts relative to actual performance and to provide for substantially increased rewards when performance targets are exceeded.

Performance metrics are selected on an annual basis that the Compensation Committee believes will produce the best return for our stockholders given the then-current conditions. For 2012, the Compensation Committee selected Revenues and Adjusted Operating Income, defined in the “2012 Compensation Decisions – Non-Equity Incentive Plan” section below.

Long-Term Incentive Awards	Stock options, restricted stock awards, and RSUs — variable

To create a strong financial incentive for achieving or exceeding performance goals, to tie the interests of management to the interests of stockholders, to encourage a significant equity stake in our company, and to attract and retain our executive talent base in future years

Restricted stock awards: Intended to be granted to new hires only. Awards typically time vest over four years. Mr. Clark was the only Named Executive Officer who received restricted stock awards in 2012, which he received in conjunction with his hiring and relocation.

RSUs: Under our 2012 LTIP, the size of an award is based on an analysis of competitive pay that translates an award into a percentage of base salary. Further, equity awards granted under the 2012 LTIP are earned based on performance achievement over a one-year period followed by vesting requirements based on continued employment (or to an employee’s qualified retirement date, if earlier) with 50% of the award vesting on January 31st of the year two years from the grant date, 25% on January 31st of the year three years from the grant date, and 25% on January 31st of the year four years from the grant date.

Stock options: We did not grant stock options to our Named Executive Officers during 2012, and have not done so in the past few years, although certain of our executives still hold outstanding stock options.

RSUs granted under our 2012 Long-Term Incentive Plan are performance-based awards. For 2012, the Compensation Committee selected Revenue growth and Adjusted Earnings Per Share growth as the two performance metrics.

Restricted stock awards and stock options are not performance-based in the sense that we assign specific performance metrics to the awards, but stock options will not provide the holder with value unless our stock price increases above the exercise price of that award.

Discretionary Bonuses	Cash — variable	To reward an executive for significant contributions to a company initiative or when the executive has performed at a level above what was expected

Granted at the discretion of our Compensation Committee, discretionary bonuses are not a recurring element of our executive compensation program. Mr. Clark was the only Named Executive Officer who received a discretionary bonus in 2012, which he received in conjunction with his hiring and relocation.

Varies, but typically relates to performance with respect to special projects that require significant time and effort on the part of the executive.

Health, Life, Retirement Savings and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including retirement, health, life insurance and disability plans — generally fixed

Plans are part of our broad-based employee benefits program, which is designed to allow us to remain competitive in the market in terms of attracting and retaining employees and, in the case of our 401(k) plan, to assist our employees in providing for their retirement

Under our 401(k) plan, we match 50% of employee contributions up to 4% of the employee’s salary (for a maximum matching contribution of 2% of the employee’s salary by us). Employees immediately vest in their contributions while our matching contributions vest at a rate of 20% per year. We do not provide any supplemental retirement benefits to our Name Executive Officers.

Not performance-based

Executive Severance and Change in Control Agreements

Payment of compensation and for benefit coverage costs in the form of separation payments — subject to compliance with restrictive covenants and related conditions. Levels are fixed for duration of employment agreements

To provide the executive with assurances against certain types of terminations without cause or resulting from change-in-control where the terminations were not based upon cause. This type of protection is intended to provide the executive with a basis for keeping focus and functioning in the stockholders’ interests at all times

Governed by the terms of employment agreements with certain Named Executive Officers, these agreements and our severance terminology are described in the “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment-Related Agreements of Named Executive Officers” section below. These agreements provide for severance compensation to be paid if the officer’s employment is terminated under certain conditions, such as following a corporate change, involuntary termination, termination by us “without cause,” death or disability, each as defined in the applicable executive’s agreement.

Not performance-based

Limited Perquisites	Cash — fixed	To provide the executive with additional benefits considered necessary or customary for his position

Very limited in nature and not guaranteed to be provided to any Named Executive Officer in any given year. However, during 2012, we agreed to reimburse Mr. Clark for certain moving expenses he incurred to commence his employment with us. Additionally, we provided Mr. Delnevo with a monthly car allowance and made monthly contributions to a personal retirement account on his behalf, which was selected by Mr. Delnevo. Both the car allowance and the personal retirement account contributions were provided for in Mr. Delnevo's previous employment agreement and, despite the expiration of the agreement in June 2011, we elected to continue to provide these benefits until his termination with the company. No other Named Executive Officers received any significant perquisites during 2012.

Not performance-based

Factors Considered in Setting Executive Pay

            Tally Sheets.   The Compensation Committee reviews “tally sheets” for each executive which are prepared by management and reviewed by Meridian. The tally sheets contain information related to prior years’ compensation, outstanding equity awards (both vested and unvested), and various termination scenarios. The tally sheets enable the Compensation Committee to review and evaluate various components of the executive pay programs, understand the magnitude of potential payouts as a result of certain employment terminations, and consider changes to our plans and programs in light of emerging trends.

Other Factors.   In determining the level of total compensation to be set for each compensation component, our Compensation Committee considers a number of factors, including market competitiveness analyses of our compensation levels compared with those paid by comparable companies, our most recent annual performance, each individual Named Executive Officer’s performance, the desire to generally maintain internal equity and consistency among our executive officers, tally sheets (as discussed above) and any other considerations that the Compensation Committee deems to be relevant. While our Compensation Committee reviews the total compensation package we provide to each of our Named Executive Officers, our Board and the Compensation Committee view each element of our compensation program as serving a specific purpose and, therefore, as distinct elements. In other words, a significant amount of compensation paid to an executive in the form of one element will not necessarily cause us to reduce another element of the executive’s compensation. Accordingly, we have not adopted any formal or informal policy for allocating compensation between long-term and short-term, between cash and non-cash or among the different forms of non-cash compensation.

Peer Company Compensation Analysis.  The Compensation Committee has historically identified and analyzed the compensation practices of a group of companies we consider to be our peers. The base Peer Group used for its market analyses for 2012 compensation decisions included the following companies, which we refer to as the “Peer Group”:

ACI Worldwide, Inc.	Global Payments Inc.
Acxiom Corp	Jack Henry & Associates Inc.
Coinstar, Inc.	Neustar Inc.
CSG Systems International Inc.	Sapient Inc.
Earthlink Inc.	SS&C Technologies Holdings Inc.
Euronet Worldwide, Inc.	TNS, Inc.
Fair Isaac Corp	Wright Express Corporation
Global Cash Access Holdings, Inc.

This group, which we started using in 2012, was compiled based on a combination of the following factors: (i) companies that have the same GICS (Global Industry Classification Standard) classification; (ii) companies that generate a similar amount of revenues;  (iii) companies with similar market value and (iv) companies that provide services that are similar to the services we provide. The Compensation Committee believes that using a Peer Group provides meaningful reference points for competitive practices, types of equity awards used, and equity usage levels for the executives as well as the total amount of shares set aside for equity programs. The Compensation Committee’s goal is to provide a total compensation package that is competitive with prevailing practices in our industry and within the Peer Group.

In addition to studying the compensation practices and trends at companies that are considered peers, the Compensation Committee has also determined that it is beneficial to our understanding of general industry compensation market data from surveys to consider the best practices in compensation policies from other companies that are not necessarily peers or limited to our industry. The Compensation Committee does not react to or structure our compensation programs on market data alone, and it has not historically utilized any true “benchmarking” techniques when making compensation decisions. Furthermore, the Compensation Committee did not use the Peer Group to establish a particular range of compensation for any element of pay in 2012; rather, Peer Group and other survey market data were used as general guidelines in the Committee’s deliberations.

2012 Compensation Decisions

Base Salaries.  In its review of the base salary of each of our Named Executive Officers for 2012, the Compensation Committee generally considered the market data available for the aforementioned Peer Group. The Compensation Committee evaluated the results of the market data available and the performance of the executive and made adjustments to the base salaries of each of our Named Executive Officers, as deemed necessary to bring their base salaries comparable to our peers.

The following table reflects base salary amounts for our 2012 Named Executive Officers for 2012 and 2011:

Named Executive Officer	2012 Base Salary (1)	2011 Base Salary		Percentage Increase
Steven A. Rathgaber	$575,000		$550,000	4.5%
J. Chris Brewster	$363,363		$346,060	5.0%
Michael H. Clinard	$404,914		$385,632	5.0%
Rick Updyke	$311,719		$302,640	3.0%
C. Todd Clark	$335,000	$	N/A (2)	N/A
Ronald Delnevo (3)	$343,206		$328,937	4.3%

____________

(1)

The amounts presented in the “2012 Base Salary” column above were effective as of March 24, 2012 and, therefore, vary from the amounts presented in the “Salary” column of the “Summary Compensation Table for 2012” below.

(2)	Mr. Clark joined Cardtronics in 2012.

(3)

The base salary for Mr. Delnevo has been converted from pounds sterling to United States dollars using the exchange rates of $1.5882 and $1.5982, the average effective rates for 2012 and 2011, respectively.

2013 Salaries. Utilizing the same process in evaluating and determining our 2012 base salaries, the Compensation Committee has determined that none of our Named Executive Officers will receive a material base salary increase for 2013.

Non-Equity Incentive Plan.  Each year, management proposes and the Compensation Committee approves a non-equity incentive compensation plan (the “Cash Bonus Plan”). Under the Cash Bonus Plan, each executive officer has a threshold, a target, and a maximum possible payout, which are set by the Compensation Committee in its discretion. For our Named Executive Officers, the 2012 and 2011 threshold, target, and maximum annual incentive payout amounts were as follows:

	2012 Incentive Payout as a % of Base Salary			2011 Incentive Payout as a % of Base Salary
Named Executive Officer	Threshold	Target	Maximum	Threshold	Target	Maximum
Steven A. Rathgaber	50.0%	100.0%	200.0%	37.5%	75.0%	150.0%
J. Chris Brewster	32.5%	65.0%	130.0%	30.0%	60.0%	120.0%
Michael H. Clinard	32.5%	65.0%	130.0%	30.0%	60.0%	120.0%
Rick Updyke	30.0%	60.0%	120.0%	30.0%	60.0%	120.0%
C. Todd Clark	30.0%	60.0%	120.0%	N/A (1)	N/A (1)	N/A (1)
Ronald Delnevo	N/A (2)	N/A (2)	N/A (2)	25.0%	50.0%	100.0%

____________

(1)	Mr. Clark joined Cardtronics in 2012.

(2)

The Compromise Agreement executed with Mr. Delnevo provides that he will not receive any incentive payments for 2012. For additional information on the terms of this agreement, see “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Compromise Agreement with Ronald Delnevo – Former Managing Director of Bank Machine.”

With regard to the change in potential payout amounts from 2011 to 2012, the Compensation Committee increased the target payout percentages (resulting in increases to the threshold and maximum as a percentage of base salary) for certain Named Executive Officers to levels that the Compensation Committee concluded were appropriate for similar executive positions at a company of our size, based on market compensation information compiled by Meridian.

Under the 2012 Cash Bonus Plan, two components factor into whether a participant’s award will be paid, as well as what level of payout may be achieved: (1) performance qualifiers; and (2) performance metrics, both of which are further described below.

Performance Qualifiers.  Performance qualifiers are minimum levels of company performance that must be attained in order for payouts under the Cash Bonus Plan to occur. Amounts of potential payouts under the Cash Bonus Plan are not adjusted based on the level of performance achieved, but rather act as absolute prerequisites that must be met before we will make payments under the Cash Bonus Plan. For 2012, the qualifiers were (i) our achievement of our threshold level of fiscal year corporate Adjusted Operating Income, which is described in greater detail below, (ii) our compliance with all material public company regulations and reporting requirements for the fiscal year, and (iii) the participant’s achievement of the minimum performance standards established by his superior or the Board.

Performance Metrics.  Performance metrics are key metrics designated as critical to our success. For 2012, the metrics for the Cash Bonus Plan were (i) Adjusted Operating Income and (ii) Revenues. Adjusted Operating Income is defined as “Income from Operations” under generally accepted accounting principles (“GAAP”) as reported in our 2012 consolidated financial statements or as reported in the financial statements for a division of the company, plus “Loss on Disposal of Assets” and “Stock-based Compensation Expense” as reported in the reconciliation of non-GAAP measures included in our 2012 earnings release or as reported in the division’s financial statements, calculated in the same manner as in our consolidated financial statements. Revenues is defined as “Total Revenues” under GAAP as reported in our 2012 consolidated financial statements or as reported in the division’s financial statements, calculated in the same manner as in our consolidated financial statements. Adjusted Operating Income and Revenues were selected as we believe these two metrics are appropriate indicators of success and sustainable business performance that translate into increased stockholder value and are easily understandable and measurable.

The following table provides (i) the 2012 pre-established threshold, target, and maximum performance levels for each of our performance metrics, and (ii) our performance results for each metric, both on an actual basis and as adjusted for the effects of foreign currency exchange rate movements from budget and the pro forma impact of a material acquisition consummated during the year.

Performance Metric	Threshold	Target	Maximum	Actual Company Performance	Adjusted Company Performance
	(In thousands)
Worldwide Adjusted Operating Income	$95,800	$106,080	$112,700	$103,403	$103,712
Worldwide Revenues	$735,000	$754,459	$769,582	$780,449	$773,995

U.S. Adjusted Operating Income	$96,762	$107,145	$113,831	$109,561	$109,189
U.S. Revenues	$587,285	$602,833	$614,910	$626,152	$622,055

U.K. Adjusted Operating Income	£0	£658	£2,000	£(2,626)	£(2,626)
U.K. Revenues	£76,600	£80,622	£84,650	£74,290	£74,290

When establishing the appropriate threshold, target, and maximum performance levels for the performance measures, we typically set the target level at an amount consistent with the ranges reflected in our annual budget, which may vary from the amounts communicated to investors at the beginning of the year. Our goal for each performance measure is to establish a target level of performance that we are not certain to attain, so that achieving or exceeding the target level requires significant effort by our executive officers. For example, our 2012 worldwide Revenue target of $754.5 million was higher than the upper end of the range provided to investors of $750.0 million. Once the target levels are set, the Compensation Committee sets the threshold and maximum amounts. Taking a variety of business factors into account, the Compensation Committee sets the threshold at what it considers to be the lowest level of acceptable performance and the maximum at what the Compensation Committee views would be outstanding performance versus budget. Performance below threshold for a metric will result in no incentive payout for that metric. After achievement of the qualifying factors, a threshold level of performance for a given metric will result in 50% of the target opportunity being earned for that metric; performance at the target level for a metric will result in 100% of the target opportunity being earned for that metric; and performance at or above the maximum level for a metric will result in  200% of the target opportunity being earned.

The Compensation Committee retains absolute discretion in determining the extent to which any actual payouts are made under the Cash Bonus Plan. Furthermore, the Compensation Committee retains the right to make adjustments to actual performance results to take into account the occurrence of any material event, such as a material acquisition, which would impact the calculation of these performance metrics. The Compensation Committee exercised the operating discretion that is provided within the 2012 Cash Bonus Plan during the 2012 year to adjust the actual performance results. These adjustments included: (i) the neutralization of foreign currency exchange rate changes as compared to the annual budget; (ii) the pro forma impact of a material acquisition consummated during the year; and, (iii) acquisition-related costs on material acquisitions. The Compensation Committee did not otherwise modify the payout levels that resulted from the achievement of the adjusted performance metrics.

In addition to setting and potentially adjusting the performance levels for each performance metrics, the Compensation Committee also determines the relative weightings of each performance metrics for each Named Executive Officer, which were as follows for 2012:

	Adjusted Operating Income				Revenues
Named Executive Officer	Worldwide	U.S. Division	U.K. Division		Worldwide	U.S. Division	U.K. Division
Steven A. Rathgaber	50.0%	—	—		50.0%	—	—
J. Chris Brewster	50.0%	—	—		50.0%	—	—
Michael H. Clinard	50.0%	—	—		50.0%	—	—
Rick Updyke	25.0%	25.0%	—		25.0%	25.0%	—
C. Todd Clark	25.0%	25.0%	—		25.0%	25.0%	—
Ronald Delnevo	N/A (1)	N/A (1)	N/A	(1)	N/A (1)	N/A (1)	N/A	(1)

____________

(1)

The Compromise Agreement with Mr. Delnevo provides that he will not receive any incentive payments for 2012.

For additional information on the terms of this agreement, see “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Compromise Agreement with Ronald Delnevo – Former Managing Director of Bank Machine.”

For the specific amount paid to each Named Executive Officer under the 2012 Cash Bonus Plan, see the “Non-Equity Incentive Plan Compensation” column of our “Summary Compensation Table for 2012” included in the “Executive Compensation” section below.

Recoupment.  The 2012 Cash Bonus Plan contains a recoupment policy pursuant to which any payouts made to participants must be returned to us if the operating or financial results used to calculate the payout are later restated. Under this policy, an executive who engages in fraud or other misconduct leading to the restatement is required to repay any cash payout for the period in question.

            Cash Bonus Plan for 2013. The Compensation Committee has determined that the performance metrics for the Cash Bonus Plan in 2013 will be substantially similar to the 2012 metrics. The threshold, target, and maximum payout percentage for our Named Executive Officers will remain the same, and the target performance levels were adjusted to align with our budgeted performance for 2013.

2012 Long-Term Incentive Plan.  We have two stockholder-approved long-term equity incentive plans: (i) the 2007 Stock Incentive Plan (the “2007 Plan”); and (ii) the 2001 Stock Incentive Plan (the “2001 Plan”). The purpose of each of these plans is to provide directors and employees of our company and our affiliates with additional equity-based incentive and reward opportunities that are designed to enhance the profitable growth of our company and affiliates. For additional details of these plans, see the “Executive Compensation – Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – Equity Incentive Awards” section below. Pursuant to and subject to the terms and conditions of our 2007 Plan, which expressly allows for annual equity awards to be made to eligible employees, in January 2012, the Compensation Committee approved the 2012 Long-Term Incentive Plan (the “2012 LTIP”), an equity-based program providing for the granting of performance-based RSUs. Awards under the 2012 LTIP are earned based on performance achievement over a one-year period followed by vesting requirements based on continued employment, with 50% of the award vesting on January 31st of the year two years from the grant date, 25% on January 31st of the year three years from the grant date, and 25% on January 31st of the year four years from the grant date.

Under the 2012 LTIP, the size of our 2012 awards was based on a competitive long-term equity compensation that is translated into a percentage of base salary. For example, our CFO was granted performance-based RSUs with a target value approximately equal to 1.5x his base salary (based on a 20-day average stock price in December 2011). Under the 2012 LTIP, the total number of performance-based RSUs earned was subject to an annual share pool limitation established by the Compensation Committee. RSU awards were then earned based on the achievement of a Revenue growth performance metric and an Adjusted Earnings Per Share growth performance metric, with each metric being equally weighted. Revenues is defined as “Total Revenues” under GAAP as reported in our 2012 consolidated financial statements and Adjusted Earnings Per Share is defined as Adjusted Net Income per share as reported in the Company’s filings with the SEC.  These two growth measures were selected as we believe they are the best measures of sustainable business performance and drive increased stockholder value.

            The following table provides (i) the 2012 pre-established threshold, target, and maximum performance levels for each of our performance metrics, and (ii) our performance results for each metric, both on an actual basis and as adjusted for the effects of foreign currency exchange rate movements from prior year and the pro forma impact of a material acquisition consummated during the year. The two targeted amounts (7.0% for Revenue growth and 15.0% for Adjusted Earnings Per Share growth) were set based on our intermediate-term growth objectives.

Performance Metric	Threshold	Target	Maximum	Actual Company Performance	Adjusted Company Performance
Revenue Growth	5.0%	7.0%	9.0%	25.0%	13.3%
Adjusted Earnings Per Share Growth	10.0%	15.0%	20.0%	17.8%	5.6%

If we did not meet a given threshold amount for a metric, all of the awards would be forfeited with respect to that metric. If we achieved our Revenue and Adjusted Earnings Per Share performance levels at the threshold, target, or maximum levels of performance, then 50%, 100% or 200% of the targeted number of RSUs would be deemed earned, respectively.  The Compensation Committee retains the right to make adjustments to actual performance results, similar to the Cash Bonus Plan, and exercised the operating discretion in 2012 by adjusting the actual performance results with the same adjustments made to the Cash Bonus Plan as described above. We surpassed the Revenue performance metric maximum for the 2012 year, but did not achieve the Adjusted Earnings Per Share metric threshold, thus resulting in the target number of RSUs “earned” for each participant. However, in each case, the earned RSU award remains subject to the additional time-based vesting requirements discussed above.

The Compensation Committee believes that this long-term incentive design is competitive and allows us to attract and retain our executive talent base in future years. In addition to serving as a retention tool, these grants were also made to incent the executives to work towards achieving certain levels of Revenue and Adjusted Earnings Per Share growth in 2012.

In March 2012, our Compensation Committee awarded the following target number of performance-based RSUs under the 2012 LTIP to our Named Executive Officers: (i) 46,313 units to Mr. Rathgaber; (ii) 20,194 units to Mr. Brewster; (iii) 18,753 units to Mr. Clinard; (iv) 14,437 units to Mr. Updyke; (v) 14,274 to Mr. Clark; and (vi) 16,200 units to Mr. Delnevo. Based on our financial performance in 2012 (shown in the table above under “– Approval of 2012 Long-Term Incentive Plan), 100% of the RSUs were deemed earned for each participant except for Mr. Delnevo, whose shares were forfeited in accordance with his Compromise Agreement (as discussed further in Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Compromise Agreement with Ronald Delnevo – Former Managing Director of Bank Machine). Pursuant to the terms of the 2012 LTIP, vesting is contingent upon continued employment, with 50% of the award vesting on January 31st of the year two years from the grant date, 25% on January 31st of the year three years from the grant date, and 25% on January 31st of the year four years from the grant date. For information regarding the fair value of these awards, see the “Stock Awards” column and the related footnotes of our “Summary Compensation Table for 2012” included in the “Executive Compensation” section below.

            2013 Long-Term Incentive Plan. In March 2013, the Compensation Committee established a pool for our 2013 LTIP at $8.71 million.  This dollar value has been converted to 371,270 shares, utilizing the same method utilized for our 2012 LTIP.  This pool, used to grant equity awards to current employees, will not be increased or decreased, save and except as permitted by the application of the pay-out multiples set forth in the 2013 LTIP. The Compensation Committee, at its discretion, approves awards in addition to the 2013 LTIP for reasons such as compensation to Directors, new-hire awards, and awards granted due to an acquisition.

            Following consultation with Meridian and with the goal of making our LTIP more competitive with comparable plans within our Peer Group, the Compensation Committee bifurcated the 2013 LTIP into a time-based portion and a performance-based portion.  Accordingly, each participant in the 2013 LTIP will be entitled to earn 25% of his or her award based solely upon his continued employment with us and the passage of the specified vesting periods, which remain 24, 36, and 48 months measured from January 31, 2013.  The balance (75%) of an LTIP award will be performance-based, followed by the same vesting periods used for the time-based portion of the award.  The performance metrics for the 2013 LTIP continue to be based on Revenue and Adjusted Earnings Per Share (as defined above), although these metrics are based on the company’s budget approved by the Board in December 2012, as opposed to the growth over prior year (as it was for the 2012 LTIP).

            As with the Cash Bonus Plan, the threshold, target, and maximum payout percentages remain unchanged from 2012. Only the performance-based portion of an award is subject to the performance metrics payout multiples. To make our awards more competitive compared to our Peer Group, the Compensation Committee  increased the 2013 LTIP performance-based target award, expressed as a percentage of the officer’s base salary, over those set forth in the 2012 LTIP by 20% for our Chief Executive Officer and Chief Financial Officer, and by 44% for our President – Global Services.

Other Compensation and Tax Matters

Stock Ownership Guidelines.  We have a stock ownership policy (the “Policy”) for senior executives and outside directors (collectively the “Participants”), requiring the Participants to maintain a stated level of stock ownership in the company. This Policy was implemented in May 2011 to align the interests of Participants with those of our stockholders. The Policy was based on market trend information regarding executive and director stock ownership policies, including design approaches, types of stock counted towards ownership, time provided to Participants to meet goals, and common multiples of base salary.

The Policy applies to our common stock acquired by Participants on or after June 1, 2011 (the “Policy Date”), excluding shares acquired in the open market (the “Covered Shares”). Under the terms of the Policy, Participants must attain target levels of ownership (set forth below) in Covered Shares before they no longer are required to adhere to the holding requirement (also set forth below), unless ownership falls below these levels. The total stock value of the Participant’s Covered Shares must equal or exceed the specified target value.

Position	Target Ownership Level
Outside Directors	3x annual retainer
CEO	3x base salary
Direct reports to CEO	2x base salary
Other members of our Management Committee	1x base salary

Prior to attaining the above target ownership levels, a Participant is prohibited from selling, gifting, or otherwise transferring more than 50% of any of the shares subject to the Policy, unless those shares are tendered to us in payment of (i) a stock option exercise price or (ii) the minimum state and federal income tax withholding obligations of the Participant that automatically arise upon the lapsing of any restrictions on any restricted stock (or other equity award). If a Participant wishes to sell unrestricted Covered Shares in excess of the allowable amount and is under the target ownership level, the individual must request an exception and have it approved by the Compensation Committee, who has complete discretion to allow or disallow any such sales.

Participants are subject to a time period to attain their target ownership level, since this will be achieved through the retention of a specified percentage of equity grants each year through our incentive plans. If a Participant receives a raise in his or her base salary, leading to an increase in the ownership requirement, the Participant’s future equity grants will continue to be subject to the holding requirement until the target ownership level is attained. It is anticipated that actual levels of stock ownership will fluctuate over time based on the change in pay rates and the value of the underlying shares. Accordingly, on a periodic basis, the Compensation Committee will review the target ownership levels to determine if any adjustments are appropriate. Furthermore, in response to unusual circumstances and in its sole discretion, the Compensation Committee may grant temporary relief or a waiver to individuals and/or categories of Participants so as to permit them to sell unrestricted Covered Shares even if such sale results in that Participant falling below his or her prescribed target ownership level.

Equity Granting and Exercise Policy and Policy against Backdating. Under the terms of the governing option agreements, the exercise price of each stock option awarded to employees under our 2007 Plan is calculated as the average of the high and the low sales prices of our stock on the date of grant to ensure that options are not granted at less than their fair market value. We do not backdate options and have a specific company policy in place along with a notification system administered by our legal department to be mindful of black-out periods during which the exercise of options or other sales of stock would be prohibited or would violate insider trading rules.

Board and Compensation Committee meetings are generally scheduled several months in advance. The meeting dates on which options, restricted stock, or any other rewards are granted are not established in regard to planned releases of earnings or any other major announcements. Also, the Compensation Committee does not currently believe that it would be appropriate to recommend the re-pricing or discounting of options to any of our employees in the event of a decline in our share price. If, at some point in the future, the Compensation Committee believes repricing or discounting of options is appropriate, the Compensation Committee will submit such a proposal to a vote of our stockholders for approval.

Tax Deductibility of Compensation.  Internal Revenue Code (the “Code”) Section 162(m) limits the amount of otherwise deductible compensation to $1,000,000 of the covered compensation paid to certain "covered employees." Our "covered employees" for purposes of Section 162(m) of the Code include, as of the last day of the applicable taxable year, our CEO (or the individual acting as our CEO) and the three most highly compensated Named Executive Officers (other than the CEO or our Chief Financial Officer). Section 162(m) of the Code will limit certain deductions for compensation payments made to these covered employees unless the specifics of the plans impacted have been previously submitted to our stockholders for approval as “performance-based compensation.” Although the Compensation Committee attempts to establish and maintain compensation programs that optimize the tax deductibility of compensation, the Compensation Committee retains discretion to authorize payment of compensation that may not be fully tax deductible when it believes this would be in our best interest.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on the review and discussions, has recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into Cardtronics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Respectfully submitted by the Compensation Committee of the Board of Cardtronics, Inc.,

G. Patrick Phillips, Chairman

Jorge M. Diaz

Dennis F. Lynch

Mark Rossi

EXECUTIVE COMPENSATION

Summary Compensation Table for 2012

The following table discloses the compensation paid to or earned by our Named Executive Officers serving during the applicable period:

Name & Principal Position	Year	Salary	Bonus	Stock Awards (1)	Non-Equity Incentive Plan Compensation	All Other Compensation (2)		Total
Steven A. Rathgaber	2012	$569,384	$—	$1,231,926	$829,381	$594		$2,631,285
Chief Executive Officer	2011	544,384	—	754,377	744,041	587		2,043,389
	2010	481,250	200,000	3,759,000	415,075	20,497	(3)	4,875,822

J. Chris Brewster	2012	$359,476	$—	$537,160	$340,675	$5,388		$1,242,699
Chief Financial Officer	2011	338,992	—	301,078	374,520	4,040		1,018,630
	2010	314,600	—	1,112,000	271,600	3,675		1,701,875

Michael H. Clinard	2012	$400,582	$—	$498,830	$379,632	$5,432		$1,284,476
President – Global Services	2011	385,632	—	370,040	417,347	2,048		1,175,067
	2010	385,632	—	1,112,000	332,923	1,696		1,832,251

Rick Updyke	2012	$309,679	$—	$384,024	$289,458	$5,334		$988,495
President – North America	2011	302,640	—	289,304	337,911	4,002		933,857
	2010	302,640	—	1,112,000	217,729	3,675		1,636,044

C. Todd Clark (4)	2012	$335,000	$50,000	$877,202	$311,077	$104,111		$1,677,390
Senior Executive Vice President – Sales and Relationship Management

Ronald Delnevo (5)	2012	$290,911	$—	$—	$—	$816,375		$1,107,286
Former Managing Director of Bank Machine	2011	324,872	—	272,484	203,123	51,666		852,145

____________

(1)   Amounts included in the “Stock Awards” columns represent the aggregate grant date fair value of the awards made to our Named Executive Officers, computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718. Except for $497,514

for Mr. Clark, the remainder of the 2012 awards is based upon the probable outcome of such performance conditions at the date of grant. Although the grant date fair value ultimately realized by the executive upon the actual earning of the awards were equal to the value(s) reflected above, the maximum values of the 2012 awards, if the highest level of performance conditions were achieved, would have been as follows:

Name	Maximum Value of Stock Awards
Steven A. Rathgaber	$2,463,852
J. Chris Brewster	$1,074,320
Michael H. Clinard	$997,660
Rick Updyke	$768,048
C. Todd Clark	$759,376
Ronald Delnevo	$—

Assumptions used in the calculation of these amounts are included in Part II, Item 8. Financial Statements and Supplementary Data, Note 3, Stock-Based Compensation, to our audited consolidated financial statements for the fiscal year ended December 31, 2012, included in our 2012 Annual Report on Form 10-K.

(2)   Amounts presented in the “All Other Compensation” column for 2012 include the following:

Name	Matching 401(k) Contributions	Life Insurance Premiums	Relocation Expenses	Other	Total
Steven A. Rathgaber	$—	$594	$—	$—	$594
J. Chris Brewster	$5,000	$388	$—	$—	$5,388
Michael H. Clinard	$5,000	$432	$—	$—	$5,432
Rick Updyke	$5,000	$334	$—	$—	$5,334
C. Todd Clark	$4,253	$332	$99,526	$—	$104,111
Ronald Delnevo	$—	$—	$—	$816,375	$816,375

The “Other” column for Mr. Delnevo includes $16,379 of auto allowance, $29,496 of contributions to personal retirement account, and $770,500 accrued compensation for the payments under his Compromise Agreement, which is further described in “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Compromise Agreement with Ronald Delnevo – Former Managing Director of Bank Machine.”

(3)   The $20,497 amount presented within the “All Other Compensation” column in 2010 for Mr. Rathgaber represents relocation expenses paid on Mr. Rathgaber’s behalf in 2010.

(4)   Mr. Clark joined Cardtronics in 2012. The $50,000 amount presented within the “Bonus” column represents Mr. Clark’s sign-on bonus with us.

(5)   The base salary for Mr. Delnevo has been converted from pounds sterling to United States dollars using the exchange rates of $1.5882 and $1.5982, the average effective rates for 2012 and 2011, respectively. Mr. Delnevo was not designated as a Named Executive Officer in 2010.

Grants of Plan-Based Awards for 2012

The following table sets forth certain information with respect to the RSUs granted during the year ended December 31, 2012 as well as the details regarding other plan-based awards granted in 2012 to each of our Named Executive Officers:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares of Units)			All Other Stock Awards	Grant Date Fair Value of Stock Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Number of Shares of Stock or Units
Steven A. Rathgaber	3-27-2012	—	—	—	23,157	46,313	92,626	—	$1,231,926
	—	$287,500	$575,000	$1,150,000	—	—	—	—	—

J. Chris Brewster	3-27-2012	—	—	—	10,097	20,194	40,388	—	$537,160
	—	$118,093	$236,186	$472,372	—	—	—	—	—

Michael H. Clinard	3-27-2012	—	—	—	9,377	18,753	37,506	—	$498,830
	—	$131,597	$263,194	$526,388	—	—	—	—	—

Rick Updyke	3-27-2012	—	—	—	7,219	14,437	28,874	—	$384,024
	—	$93,516	$187,031	$374,063	—	—	—	—	—

C. Todd Clark	1-23-2012	—	—	—	—	—	—	18,328	$497,514
	3-27-2012	—	—	—	7,137	14,274	28,548	—	379,688
	—	$100,500	$201,000	$402,000	—	—	—	—	—

Ronald Delnevo (1)	3-27-2012	—	—	—	7,136	14,272	28,544	—	$379,635
	—	$8,681	$197,362	$394,724	—	—	—	—	—

____________

(1)

Although Mr. Delnevo received plan-based awards during 2012, all of these awards were forfeited pursuant to the Compromise Agreement in connection with his resignation from our company. For additional information on the terms of this agreement, see “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Compromise Agreement with Ronald Delnevo – Former Managing Director of Bank Machine.”

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment-Related Agreements of Named Executive Officers

The following is a description of the material terms of the employment agreements we had with our Named Executive Officers as of December 31, 2012.

Employment Agreements with Steven A. Rathgaber – Chief Executive Officer, J. Chris Brewster — Chief Financial Officer, Michael H. Clinard — President of Global Services, and C. Todd Clark – Senior Executive Vice President of Sales and Relationship Management. In December 2009, we announced that Mr. Rathgaber would begin serving as our Chief Executive Officer, as well as a director of our Board, effective February 1, 2010. In connection with Mr. Rathgaber’s appointment, we entered into an employment agreement with him that was also effective February 1, 2010. In June 2008, following the expiration of the previous employment agreements for Messrs. Brewster and Clinard, we entered into new agreements with these executives. In January 2012, we entered into an employment agreement with Mr. Clark when he began serving as our Senior Executive Vice President of Sales and Relationship Management. Under the terms of these agreements, Messrs. Rathgaber, Brewster, Clinard, and Clark received the base salaries presented in the “Salary” column of the “Summary Compensation Table for 2012” above. These executives’ base salary amounts are subject to periodic review by the Board (or a committee thereof) and may be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Messrs. Rathgaber, Brewster, Clinard, and Clark may be eligible to receive an annual award under a non-equity incentive plan on or before March 31st of each year. In addition, each executive is entitled to receive perquisite benefits made available to other senior officers, sick leave, and paid vacation time each year. Each of these agreements provides for an initial term of three years, subject to automatic one-year renewals thereafter unless the agreement is terminated in accordance with its terms.

Please see “Potential Payments upon a Termination or Change of Control” for a discussion of severance benefits available under our employment agreements with our Named Executive Officers.

The initial three-year term of our employment agreements with Mr. Rathgaber expired in February 2013; however, the agreement was automatically renewed through February 2014. The initial three-year term of our employment agreements with Messrs. Brewster and Clinard expired in June 2011; however, the agreements were automatically renewed through June 2013. The initial three-year term of our employment agreement with Mr. Clark will expire in January 2015, at which time, if not terminated, it will automatically renew on a year-to-year basis. Our previous employment agreement with Mr. Updyke expired in June 2011. Mr. Delnevo’s employment agreement with us terminated in November 2012, at which time we entered into a Compromise Agreement with him, as further described below.

Compromise Agreement with Ronald Delnevo – Former Managing Director of Bank Machine.

            On December 20, 2012, we entered into an agreement with Mr. Delnevo regarding his resignation from our company as the Managing Director of Bank Machine. Under the terms of the agreement, and subject to his continued compliance with customary restrictive covenants regarding non-competition and the protection of confidential information, Mr. Delnevo will continue to receive his base salary and associated benefits until October 11, 2014. In addition, the agreement entitles Mr. Delnevo to receive certain tranches of the performance-based RSUs that were granted to him in 2011 pursuant to the 2011 LTIP. That award settlement will be comprised of 24,300 shares of Cardtronics common stock, 16,200 shares of which he received on January 31, 2013, and 8,100 shares which he will receive on January 31, 2014.

Annual Non-Equity Incentive Plan Awards

The amounts awarded to each of the Named Executive Officers under our annual non-equity incentive plan for the fiscal year ended December 31, 2012 year were paid to the executives in March 2013. For additional information on the terms of our non-equity incentive compensation plan, see “Compensation Discussion and Analysis — 2012 Compensation Decisions — Non-Equity Incentive Plan” above.

Equity Incentive Awards

As noted above, we have two long-term equity incentive plans – the 2007 Plan and the 2001 Plan. The LTIP, which is an equity-based program subject to the terms and conditions of our 2007 Plan, is annually approved by the Compensation Committee. The following is a description of each plan and program.

2001 Plan.  In June 2001 and prior to us being a publicly traded company, our Board adopted the 2001 Plan. Various plan amendments have been approved since that time, the most recent being in November 2007. The 2001 Plan allowed for the issuance of equity-based awards in the form of non-qualified stock options and stock appreciation rights. However, as a result of the adoption of the 2007 Plan, at the direction of the Board, no further awards will be granted under our 2001 Plan. As of December 31, 2012, options to purchase an aggregate of 6,438,172 shares of common stock (net of options cancelled) had been granted pursuant to the 2001 Plan, all of which were non-qualified stock options. Of that amount, 5,893,513 options had been exercised.

2007 Plan.  In August 2007, our Board and our stockholders approved our 2007 Plan. The adoption, approval, and effectiveness of this plan were contingent upon the successful completion of our initial public offering, which occurred in December 2007. In June 2010, our stockholders approved the amendment and restatement of the 2007 Plan. The 2007 Plan provides for the granting of incentive stock options intended to qualify under Section 422 of the Code, nonqualified stock options, restricted stock awards, restricted stock unit awards, annual incentive awards, performance awards, phantom stock awards, and bonus stock awards. The number of shares of common stock that may be issued under the 2007 Plan may not exceed 5,179,393 shares, subject to further adjustment to reflect stock dividends, stock splits, recapitalizations and similar changes in our capital structure. The individual share limitations that any one participant can receive in any given fiscal year is 1,500,000 shares and, for awards denominated in cash amounts, the amount may not exceed $2,000,000 in a given year. As of December 31, 2012, options to purchase an aggregate of 416,500 shares of common stock (net of options cancelled) had been granted pursuant to the 2007 Plan, all of which were non-qualified stock options. Of that amount, 167,975 options had been exercised. Additionally, as of December 31, 2012, 2,949,125 shares of restricted stock, net of cancellations, had been granted pursuant to the 2007 Plan.

LTIP.  In January 2011 and March 2012, the Compensation Committee of our Board approved our annual LTIPs, which are equity programs subject to the terms and conditions of our 2007 Plan that allow for annual equity awards to be made to eligible employees. The Compensation Committee has the sole authority to grant awards under the respective year’s LTIP to the our Section 16 Officers, as defined by the SEC, and our Chief Executive Officer has the authority to grant awards to all non-Section 16 Officers and other employees. For 2011 and 2012, the Compensation Committee determined that any awards granted would be in the form of RSUs (as defined in the 2007 Plan) and would be a performance-based and after being earned, would be subject to a time-based vesting schedule. The number of RSUs potentially earned under the LTIP is based on the level of performance achieved during a given year. If we fail to achieve at least the threshold performance levels, none of these RSUs would be earned, and all of the grants would be forfeited. (See the “Compensation Discussion and Analysis – 2012 Compensation Decisions – Approval of 2012 Long-Term Incentive Plan” section above for the 2012 threshold, target, and maximum amounts of each selected performance metric.) As of December 31, 2012, 788,667shares of RSUs (net of cancellations) had been granted pursuant to the 2011 and 2012 LTIPs, which is included in the number of restricted stock, net of cancellations, that is presented under the “2007 Plan” section above. With the exception of awards made to new hires or in exceptional circumstances, the Compensation Committee intends for all future equity grants to be made pursuant to the current year’s LTIP.

The type and number of awards held by each of our Named Executive Officers as of December 31, 2012 that were granted pursuant to each of our equity incentive plans are described below in the “Outstanding Equity Awards at Fiscal 2012 Year-End” section.

Incentive-Based Compensation in Proportion to Total Compensation

The following table sets forth the percentage of total compensation that we paid under our annual non-equity incentive plan and LTIP for the year ended December 31, 2012 to each Named Executive Officer.

Name	Percentage of Total Compensation
Steven A. Rathgaber	78.3%
J. Chris Brewster	70.6%
Michael H. Clinard	68.4%
Rick Updyke	68.1%
C. Todd Clark	41.2%
Ronald Delnevo	0%

Outstanding Equity Awards at Fiscal 2012 Year-End

The following table sets forth information for each of our Named Executive Officers regarding the number of shares subject to both exercisable and unexercisable stock options and the number of shares of restricted stock and RSUs that have not vested as of December 31, 2012:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have not Vested	Market Value of Shares or Units of Stock that Have Not Vested (1)
Steven A. Rathgaber	—	—	—	—	03-27-2012	46,313 (2)	$1,099,471
	—	—	—	—	01-31-2011	89,700 (3)	2,129,478
	—	—	—	—	02-01-2010	175,000 (4)	4,154,500

J. Chris Brewster	—	—	—	—	03-27-2012	20,194 (2)	$479,406
	—	—	—	—	01-31-2011	35,800 (3)	849,892
	—	—	—	—	01-15-2010	50,000 (4)	1,187,000
	23,682	—	$6.54	03-31-2014	—	—	—
	119,227	—	$10.55	03-05-2016	—	—	—

Michael H. Clinard	—	—	—	—	03-27-2012	18,753 (2)	$445,196
	—	—	—	—	01-31-2011	44,000 (3)	1,044,560
	—	—	—	—	01-15-2010	50,000 (4)	1,187,000
	485	—	$10.55	03-05-2016	—	—	—

Rick Updyke	—	—	—	—	03-27-2012	14,437 (2)	$342,734
	—	—	—	—	01-31-2011	34,400 (3)	816,656
	—	—	—	—	01-15-2010	50,000 (4)	1,187,000
	63,197	—	$13.08	11-19-2017	—	—	—

C. Todd Clark	—	—	—	—	03-27-2012	14,274 (2)	$338,865
	—	—	—	—	01-23-2012	18,328 (4)	435,107

Ronald Delnevo	—	—	—	—	01-31-2011	24,300 (5)	$576,882

__________

(1)	The market value of shares that have not vested is based on the closing market price of our stock on December 31, 2012 of $23.74 per share.

(2)

The forfeiture provisions on these units lapse at the rate of 50% of the award vesting on January 31st of the year two years from the grant date, 25% on January 31st of the year three years from the grant date, and 25% on January 31st of the year four years from the grant date. These restricted shares were granted under our 2012 LTIP, which is governed by our 2007 Plan.

(3)

The forfeiture provisions on these units lapse at the rate of 50% on the second anniversary date, 25% on the third anniversary date, and 25% on the fourth anniversary date. These restricted shares were granted under our 2011 LTIP, which is governed by our 2007 Plan.

(4)

The forfeiture provisions on these shares lapse at the rate of 25% of the underlying shares on each of the first four anniversaries of the grant date. These restricted shares were granted pursuant to our 2007 Plan.

(5)

The forfeiture provisions on 16,200 units lapsed on January 31, 2013 and the forfeiture provisions on the remaining 8,100 shares will lapse on January 31, 2014. These restricted shares were granted under our 2012 LTIP, which is governed by our 2007 Plan.

Option Exercises and Stock Vested During Fiscal Year 2012

The following table sets forth information relating to each exercise of stock options and each vesting of restricted stock awards during the year ended December 31, 2012 for each of our Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Steven A. Rathgaber	—	—	87,500	$2,254,000
J. Chris Brewster	124,000	$2,677,458	70,000	$1,921,850
Michael H. Clinard	79,000	1,519,253	58,500	$1,596,055
Rick Updyke	120,000	$1,741,775	45,000	$1,213,600
C. Todd Clark	—	—	—	—
Ronald Delnevo	—	—	44,000	$1,246,520

____________

(1)	Value realized was calculated based on the difference between the market price of our common stock on the date of exercise and the exercise price of the option.

(2)

Value realized was calculated by multiplying the market value of our common stock (which was the average of the high and low trading price of our common stock on the applicable vesting date) by the number of shares that became vested on the applicable vesting dates.

Pension Benefits

Currently, we do not offer, and, therefore, none of our Named Executive Officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. In the future, however, the Compensation Committee may elect to adopt qualified or non-qualified defined benefit plans if it determines that doing so is in our best interests (e.g., in order to attract and retain employees.)

Nonqualified Deferred Compensation

Currently, we do not offer, and, therefore, none of our Named Executive Officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. In the future, however, the Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if it determines that doing so is in our company’s best interests.

Potential Payments upon a Termination or Change in Control

We provide our Named Executive Officers with certain severance and change in control benefits in order to provide them with assurances against certain types of terminations without cause or resulting from change in control transactions where the terminations were not based upon cause. This type of protection is intended to provide the executive with a basis for keeping focus and functioning in the stockholders’ interests at all times. In addition to the potential acceleration of our equity-based awards upon certain events, our employment agreements with Messrs. Rathgaber, Brewster, Clinard, and Clark contain severance and change in control provisions.

The employment agreements in place as of December 31, 2012 contain the following definitions for each of the possible “triggering events” that could result in a termination payment to these four Named Executive Officers:

•    Cause.  Messrs. Rathgaber, Brewster, Clinard, and Clark may be terminated for cause if the executive: (1) engages in gross negligence, gross incompetence, or willful misconduct in the performance of his employment duties; (2) refuses, without proper legal reason, to perform his employment duties and responsibilities; (3) materially breaches any material provision of his employment agreement, any written agreement or a corporate policy or code of conduct established by us; (4) willfully engages in conduct that is materially injurious to us; (5) discloses without specific authorization confidential information that is materially injurious to us; (6) commits an act of theft, fraud, embezzlement, misappropriation, or willful breach of a fiduciary duty to us; (7) is convicted of (or pleads no contest to) a crime involving fraud, dishonesty or moral turpitude, or any felony (or a crime of similar import in a foreign jurisdiction).

•    Change in Control.  Messrs. Rathgaber, Brewster, Clinard and Clark’s agreements state that a change in control may occur upon any of the following events:

•    a merger, consolidation, or asset sale where all or substantially all of our assets are sold to another entity if (1) the holders of our equity securities no longer own the same proportion of equity securities of the resulting entity that are entitled to 60% or more of the votes eligible to be cast in the election of directors of the resulting entity, or (2) the members of the Board immediately prior to such transaction no longer constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event;

•    our dissolution or liquidation;

•    the date any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the combined voting power of the resulting entity’s outstanding securities; or

•    as a result of or in connection with a contested election of directors, the members of the Board immediately before such election cease to constitute a majority of the Board.

Our Named Executive Officers may be subject to a federal excise tax on compensation they receive in connection with a change in control of our company. The value determined in accordance with Section 280G of the Internal Revenue Code of payments and benefits provided that are contingent upon a change in control may be subject to a 20% excise tax to the extent of the excess of such value over the executive’s average annual taxable compensation from our company for the five years preceding the year of the change in control (or such shorter period as the executive was employed by us), if the total value of such payments and benefits equals or exceeds an amount equal to three times such average annual taxable compensation. In accordance with their employment agreements, if such excise tax is applicable, Messrs. Rathgaber, Brewster, and Clinard are entitled to receive a “gross-up payment” from our company in an amount necessary to place the executive in the same after-tax position had no portion of such contingent payments been subject to excise tax.

•    Good Reason.  Messrs. Rathgaber, Brewster, Clinard, and Clark have the right to terminate employment upon the occurrence of any of the following good reason events: (1) a material diminution in the executive’s base salary (defined as 5% or more for Mr. Clark); (2) a material diminution of the executive’s authority, duties or responsibilities of his job function; and (3) without the executive’s prior consent, a required involuntary relocation of more than 75 miles from our corporate headquarters in Houston, Texas. Additionally, in the case of Mr. Rathgaber, he may also terminate employment for good reason in the event of a material breach by us of our agreement with him.

•    Totally Disabled.  Under Messrs. Rathgaber, Brewster, Clinard, and Clark’s employment agreements, we have the right to terminate the executive’s employment at any time if the employee is unable to perform his duties or fulfill his obligations by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, as certified by a competent physician (without this specifically being deemed as “totally disabled”).

•    Without Cause Termination.  Under Messrs. Rathgaber, Brewster, and Clinard’s employment agreements, a termination without cause shall mean a termination of the executive’s employment other than for death, voluntary resignation, total disability, or cause.

Each of our Named Executive Officers has received restricted stock grants pursuant to our 2007 Stock Incentive Plan, the award agreements of which contain provisions permitting accelerated lapsing of forfeiture restrictions upon certain termination and change in control scenarios.  Awards made in 2010 were made directly pursuant to our 2007 Plan, and awards granted in 2011 and 2012 were granted under the sub-plan LTIPs as well as the overriding 2007 Plan. Under the terms of our restricted stock award agreements with the Named Executive Officers that govern the restricted stock awards granted in 2010, and with respect to Messrs. Rathgaber, Brewster, and Clinard, their employment agreements, the Named Executive Officers are entitled to the following equity award treatment in the event of a termination or employment or a change in control:

•    Each of the executives will receive partial (25%) accelerated lapsing upon a termination of employment for death or disability;

•    Messrs. Rathgaber, Brewster, and Clinard also will receive partial (50%) accelerated lapsing upon the occurrence of a change in control; this acceleration will be increased to 100% if a termination other than for cause or a good reason termination follows such a change in control; and

•    Finally, if Mr. Rathgaber terminates his employment with us for Good Reason or if he is terminated by us without Cause, then (i) if the termination had occurred prior to the first anniversary of the effective date of his employment agreement (which was February 1, 2011), he would have received partial (50%) accelerated vesting; (ii) if the termination had occurred on or after the first anniversary of the effective date of his employment agreement but prior to the second anniversary (which was February 1, 2012), he would have received partial accelerated vesting of the shares, calculated as 25% plus a portion of the shares that would have vested on the second anniversary date but only the portion that would have been earned by the end of the month in which the termination occurred; and (iii) if the termination occurs on or after the second anniversary date of the effective date of his employment agreement, he will receive partial (25%) accelerated vesting.

Each equity award granted in 2011 and 2012 consisted of performance-based RSU awards, except for the restricted stock awards granted to Mr. Clark in conjunction with his hiring and relocation in January 2012. Under the terms of the agreements governing our 2011 and 2012 grants of RSUs under our applicable LTIPs, if a Named Executive Officer: (i) is terminated due to death or disability; (ii) resigns and such resignation constitutes a “Qualified Retirement” (defined as the employee (a) having been employed for a minimum of 5 years by us, and (b) being 60 years of age at the time of resignation); or (iii) is involuntarily terminated within 24 months following a Corporate Change (which is substantially the same definition as the Change in Control definition in the employment agreements described above), then the forfeiture restrictions on all earned RSUs that have not previously lapsed will immediately lapse. In the event that a Named Executive Officer is eligible for Qualified Retirement after the end of the performance period, but prior to the date that is 12 months prior the end of the time-based vesting period, then a Corporate Change that also qualifies as a change in control pursuant to Section 409A of the Code will result in all earned RSUs becoming fully vested and paid out in shares of our common stock. If the Named Executive Officer is not eligible for a Qualified Retirement during the period noted in the preceding sentence, then the holder may be eligible to receive a replacement award for the RSU. A “replacement award” shall be an award that has a value at least equal to the value of the replaced RSU, it relates to a publicly traded equity security of the successor of the Corporate Change, and it has terms no less favorable to the participant than the terms of the original RSU award. If an RSU holder is provided with a replacement award following a Corporate Change to replace the then-outstanding earned RSUs, then the replaced RSUs will be cancelled. However, if the Named Executive Officer does not receive a replacement award for his or her earned RSUs in connection with a Corporate Change, then the earned RSUs that the Named Executive Officer holds at the time of the Corporate Change will become fully vested and paid out in shares of our common stock.

Unless otherwise noted above, the definitions of the applicable terms in the restricted stock and RSU agreements are substantially similar to the same terms as described above within Messrs. Rathgaber, Brewster, Clinard and Clark’s employment agreements.

On December 20, 2012, we entered into an agreement with Mr. Delnevo regarding his resignation from our company as the Managing Director of Bank Machine. Under the terms of the agreement, and subject to his continued compliance with customary restrictive covenants regarding non-competition and the protection of confidential information, Mr. Delnevo will continue to receive his base salary and associated benefits until October 11, 2014. In addition, the agreement entitles Mr. Delnevo to receive the settlement of certain tranches of the performance-based RSUs that were granted to him in 2011 pursuant to the 2011 LTIP. That award settlement will be comprised of 16,200 shares of Cardtronics common stock, which he received on January 31, 2013, and 8,100 shares of Cardtronics’ common stock, which he will receive on January 31, 2014.

The table below reflects the amount of compensation payable to our Named Executive Officers other than Mr. Delnevo in the event of a termination of employment or a change in control of our company on December 31, 2012. For purposes of calculating the potential payments, we have made certain assumptions that we have determined to be reasonable and relevant to our stockholders. Upon the occurrence of any of the termination events listed, or in the event of a for-cause termination or a voluntary termination (neither of which are shown in the table below), the terminated executive would receive any base salary amount that had been earned but had not been paid at the time of termination. In the event of a without cause termination, a termination for good reason, or a termination in connection with a change in control, the executive would also be entitled to receive payment of any prior year amount earned under our non-equity incentive plan (if not already paid) and a pro rata portion of the amount earned under our non-equity incentive plan for the year in which the termination occurred. However, such amounts would not be considered “termination payments” but rather would represent compensation earned by the executive for services rendered, and we, therefore, have not reflected the amount of earned but unpaid salary and non-equity incentive compensation awards in the table below. The executives are also entitled to receive reimbursement payments for reasonable business expenses, and we have assumed that for purposes of the calculations below, all expense reimbursements were current as of December 31, 2012.

The amount of compensation payable to each applicable Named Executive Officer for each situation is listed below based on the equity award agreements and/or the employment agreements in place for each executive as of December 31, 2012. The amounts shown assume that such termination event was effective as of December 31, 2012 and that the closing price of our common stock on that date was $23.74.  There are no values disclosed in the table below attributable to any stock option awards, as each stock option held by our Named Executive Officers on December 31, 2012 was already vested and exercisable. The amounts below are our best estimates as to the amounts that each executive would receive upon that particular termination event; however, exact amounts that any executive would receive could only be determined upon an actual termination of employment.

Potential Payments upon a Termination or Change in Control Table

Executive	Benefits	Termination by Us Without Cause, or Good Reason Termination By Executive		Change in Control (No Termination)		Termination in Connection with a Change in Control		Death or Disability
Steven A. Rathgaber	Base Salary	$1,150,000	(1)	$—		$1,150,000	(1)	$—
	Non-equity incentive compensation	1,553,422	(1)	—		1,553,422	(1)	—
	Post-employment health care	35,895	(1)	—		35,895	(1)	—
	Restricted Shares	2,077,250	(2)	7,383,449	(3)	7,383,449	(4)	5,306,199	(5)
	Total	$4,816,567		$7,383,449		$10,122,766		$5,306,199

J. Chris Brewster	Base Salary	$726,726	(1)	$—		$726,726	(1)	$—
	Non-equity incentive compensation	705,195	(1)	—		705,195	(1)	—
	Post-employment health care	35,895	(1)	—		35,895	(1)	—
	Restricted Shares	—		2,516,298	(3)	2,516,298	(4)	1,329,298	(6)
	Total	$1,467,816		$2,516,298		$3,984,114		$1,329,298

Michael H. Clinard	Base Salary	$809,828	(1)	$—		$809,828	(1)	$—
	Non-equity incentive compensation	796,979	(1)	—		796,979	(1)	—
	Post-employment health care	35,622	(1)	—		35,622	(1)	—
	Restricted Shares	—		2,676,756	(3)	2,676,756	(4)	1,489,756	(6)
	Total	$1,642,429		$2,676,756		$4,319,185		$1,489,756

Rick Updyke	Restricted Shares	$—		$2,346,390	(3)	$2,346,390	(4)	$1,159,390	(6)
	Total	$—		$2,346,390		$2,346,390		$1,159,390

C. Todd Clark	Base Salary	$670,000	(1)	$—		$670,000	(1)	$—
	Non-equity incentive compensation	311,077	(1)	—		311,077	(1)	—
	Post-employment health care	35,622	(1)	—		35,622	(1)	—
	Restricted Shares	—		556,418	(3)	773,971	(4)	338,865	(6)
	Total	$1,016,699		$556,418		$1,790,670		$338,865

____________

(1)

For Messrs. Rathgaber, Brewster, Clinard, and Clark, in the event of a without cause termination, a good reason termination by the executive, or a termination in connection with a change in control, the executive would be entitled to receive severance pay equal to two times his then-current base salary plus two times the average amount paid to him in the two preceding calendar years under our non-equity incentive plan. For Messrs. Rathgaber, Brewster and Clinard, the average of the executive’s 2012 and 2011 payout amounts under our non-equity incentive plan were used to calculate the values in the table above. For Mr. Clark, two times his 2012 payout amount under our non-equity incentive plan was used to calculate the values in the table above.  For each executive, all amounts would be payable in bi-monthly installments; provided, however, that if the executive is a “specified employee” under Section 409A of the Internal Revenue Code at the time of his termination, the amounts will be delayed for a period of six months to the extent required to avoid additional federal income taxes for the executive.

Additionally, in the event the executive elected to continue benefits coverage through our group health plan under COBRA, we would reimburse the executive for the COBRA premiums for up to 18 months.

(2)

Pursuant to the terms of Mr. Rathgaber’s employment agreement, in the event Mr. Rathgaber terminates his employment with us for Good Reason or if he is terminated by us without Cause, and such a termination occurred anytime on or after the second anniversary date (which was in February 2012), he will receive partial accelerated vesting of the shares that would have been earned at the next anniversary date. The amounts presented above represent the product of (a) the number of restricted shares that would have vested as of December 31, 2012, and (b) $23.74, the closing price of our common stock as of December 31, 2012.

(3)

Pursuant to the terms of Messrs. Rathgaber, Brewster, Clinard, and Updyke’s 2010 restricted stock agreements and Mr. Clark’s 2012 restricted stock agreement, in the event of a change in control, the forfeiture restrictions on 50% of the initial amount of restricted shares granted lapse effective as of the date the change in control occurs.

Additionally, pursuant to the terms of Messrs. Rathgaber, Brewster, Clinard, and Updyke’s 2011 RSU agreements and the terms of our 2011 LTIP, in the event a change in control occurs, earned awards exchanged for replacement awards will be deemed cancelled, or earned awards not exchanged for replacement awards are immediately fully vested and settled. We’ve assumed that the RSUs would be fully vested and settled, rather than receiving a replacement award. The amounts presented above represent the product of (a) the number of restricted shares that would have vested as of December 31, 2012 upon the change in control, and (b) $23.74, the closing price of our common stock as of December 31, 2012.

Finally, pursuant to the terms of the executives’ 2012 RSU agreements and the terms of our 2012 LTIP, in the event a change in control occurs during a performance period, the awards granted during the performance period shall be treated as earned at the target level. We’ve assumed that the RSUs would be fully vested and settled at the target level, rather than receiving a replacement award. The amounts presented above represent the product of (a) the number of restricted shares that would have vested as of December 31, 2012 upon the change in control, and (b) $23.74, the closing price of our common stock as of December 31, 2012.

(4)

Pursuant to the terms of Messrs. Rathgaber, Brewster, Clinard, and Updyke’s 2010 restricted stock agreements and Mr. Clark’s 2012 restricted stock agreement, in the event the executive is terminated following a change in control, and such termination is a termination by us without cause or a good reason termination, all remaining forfeiture restrictions lapse effective as of the termination date.

Additionally, pursuant to the terms of Messrs. Rathgaber, Brewster, Clinard, and Updyke’s 2011 RSU agreements and the terms of our 2011 LTIP, in the event a change in control occurs, earned awards exchanged for replacement awards will be deemed cancelled, or earned awards not exchanged for replacement awards are immediately fully vested and settled. We’ve assumed that the RSUs would be fully vested and settled, rather than receiving a replacement award. The amounts presented above represent the product of (a) the number of restricted shares that would have vested as of December 31, 2012 upon the change in control, and (b) $23.74, the closing price of our common stock as of December 31, 2012.

Finally, pursuant to the terms of the executives’ 2012 RSU agreements and the terms of our 2012 LTIP, in the event a change in control occurs during a performance period, the awards granted during the performance period shall be treated as earned at the target level. We’ve assumed that the RSUs would be fully vested and settled at the target level, rather than receiving a replacement award. The amounts presented above represent the product of (a) the number of restricted shares that would have vested as of December 31, 2012 upon the change in control, and (b) $23.74, the closing price of our common stock as of December 31, 2012.

(5)

Pursuant to the terms of Mr. Rathgaber’s employment and restricted stock agreements, in the event Mr. Rathgaber dies or becomes disabled during the term of his employment, the forfeiture restrictions on all shares of restricted stock granted in conjunction with his acceptance of employment (effective February 1, 2010) that would have lapsed on the next anniversary date of the grant shall immediately lapse.

Additionally, pursuant to the terms of the 2011 LTIP, in the event Mr. Rathgaber’s employment with us terminates as a result of death or disability after a performance period but prior to full vesting, any unvested earned awards shall become fully vested and settled in shares of company stock as soon as practicable following such employment termination. The amounts presented represent the product of (a) the number of restricted shares that would have vested as of December 31, 2012 upon the aforementioned events, and (b) $23.74, the closing price of our common stock as of December 31, 2012.

Finally, pursuant to the terms of the 2012 LTIP, in the event Mr. Rathgaber’s employment with us terminates as a result of death or disability during the performance period, awards granted during that performance period shall be treated as earned at the target level, with any such earned awards becoming fully vested and paid out in shares of company stock as soon as practicable following such employment termination. The amounts presented represent the product of (a) the number of restricted shares that would have vested as of December 31, 2012 upon the aforementioned events, and (b) $23.74, the closing price of our common stock as of December 31, 2012.

(6)

Pursuant to the terms of the 2011 LTIP, in the event a participant’s employment with us terminates as a result of death or disability after a performance period but prior to full vesting, any unvested earned awards shall become fully vested and settled in shares of company stock as soon as practicable following such employment termination. The amounts presented represent the product of (a) the number of restricted shares that would have vested as of December 31, 2012 upon the aforementioned events, and (b) $23.74, the closing price of our common stock as of December 31, 2012.

Additionally, pursuant to the terms of the 2012 LTIP, in the event a participant’s employment with us terminates as a result of death or disability during the performance period, awards granted during that performance period shall be treated as earned at the target level, with any such earned awards becoming fully vested and paid out in shares of company stock as soon as practicable following such employment termination. The amounts presented represent the product of (a) the number of restricted shares that would have vested as of December 31, 2012 upon the aforementioned events, and (b) $23.74, the closing price of our common stock as of December 31, 2012.

Our employment agreements with Messrs. Rathgaber, Brewster, Clinard, and Clark require the executives to sign a full release within 50 days of the executive’s termination of employment waiving all claims against us, our subsidiaries, and our officers, directors, employees, agents, representatives, or stockholders as a condition to receiving any severance benefits due under the employment agreements. Further, the employment agreements with Messrs. Rathgaber, Brewster, Clinard, and Clark also contain non-compete and non-solicitation restrictions for a 12-month period, during which the executives may not (1) directly or indirectly participate in or have significant ownership in a competing company; (2) solicit or advise any of our employees to leave our employment; or (3) solicit any of our customers either for his own interest or that of a third party. Finally, the employment agreements with Messrs. Rathgaber, Brewster, and Clinard allow the executives to receive a federal excise tax gross-up payment calculated pursuant to Section 280G of the Code. However, none of the executives’ severance amount in the event the executive’s employment was terminated on December 31, 2012 following a change in control of our Company exceeded his Section 280G safe harbor amount.

Additionally, pursuant to the terms of our 2001 and 2007 Stock Incentive Plans (the “Plans”), the Compensation Committee, at its sole discretion, may take action related to and/or make changes to stock options and the related option agreements upon the occurrence of an event that qualifies as a Corporate Change under the Plans. Such actions and/or changes could include (but are not limited to) (1) acceleration of the vesting of the outstanding, non-vested options; (2) modifications to the number and price of shares subject to the option agreements; and/or (3) the requirement for mandatory cash out of the options (i.e., surrender by an executive of all or some of his outstanding options, whether vested or not, in return for consideration deemed adequate and appropriate based on the specific change in control event). The Compensation Committee also has discretion to make changes to any awards and the related agreements under the 2007 Plan in the event of a change in our outstanding common stock by reason of a recapitalization, a merger, a reorganization or other similar transaction, in order to prevent the dilution or enlargement of rights under the Plans. Such actions and/or changes, if any, may vary among plan participants. As a result of their discretionary nature, these potential changes have not been estimated and are not reflected in the above table.

Risk Assessment Related to Our Compensation Structure

We have reviewed our compensation policies and practices for all employees, including executive officers, and determined that our compensation policies, practices and programs are not reasonably likely to have a material adverse effect on us. Moreover, we believe that several design features of our compensation programs and policies reduce the likelihood of excessive risk-taking:

•    The program design provides a balanced mix of cash and equity, annual and longer-term incentives, and performance metrics.

•    Our 2012 non-equity incentive compensation plan has a cap.

•    Our 2012 non-equity incentive compensation plan has a recoupment policy, pursuant to which any amounts paid out under the plan may be subject to recoupment by us if the operating of financial results used to calculate such amounts are restated.

•    Compliance and ethical behaviors are integral factors considered in all performance assessments.

•    We set the proper ethical and moral expectations through our policies and procedures and provide various mechanisms for reporting issues.

•    We maintain an internal and external audit program, which enables us to verify that our compensation policies and practices are aligned with expectations.

•    We also perform extensive financial analysis work before entering into new contracts or ventures thus making it more difficult for individuals to act against our long-term interest by attempting to manipulate earnings results in the short term.

We have determined that, for all employees, our compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation.

DIRECTOR COMPENSATION

The following table provides compensation information for each non-employee director who served as a member of our Board during the year ended December 31, 2012:

Director Compensation Table for 2012

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
J. Tim Arnoult	$77,917	$100,012	$177,929
Robert P. Barone	$71,458	$100,012	$171,470
Jorge M. Diaz	$68,331	$100,012	$168,343
Dennis F. Lynch	$119,166	$100,012	$219,178
G. Patrick Phillips	$72,500	$100,012	$172,512
Mark Rossi	$63,084	$100,012	$163,096
Juli C. Spottiswood	$63,960	$100,012	$163,972

____________

(1)

This column shows the grant date fair value of each restricted share award granted in 2012, as computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Note 3 to the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. As of December 31, 2012, each of Ms. Spottiswood and Messrs. Arnoult, Barone, Diaz, Lynch, Phillips, and Rossi held 3,710 shares of restricted stock; and Mr. Diaz held 27,742 outstanding options awards in addition to his restricted shares.

Only non-employee directors receive compensation for service on our Board of Directors. The 2012 compensation paid to our non-employee directors consisted of:

•    an annual award of restricted stock, valued at approximately $100,012 at the time of grant;

•    an annual cash retainer of $50,000, with no additional fees paid for Board and committee meetings attended;

•    an annual cash retainer of $50,000 for the Chairman of the Board;

•    an annual cash retainer of $10,000 for each committee of which the director is a member, except for the Finance committee;

•    an additional annual cash retainer of $5,000 for the chair of each committee; and

•    a per meeting cash amount for each Finance committee meeting of $1,250 for a member and $1,500 for the chair.

Cash amounts are paid monthly. In addition, all of our directors are reimbursed for their reasonable expenses incurred in attending Board and committee meetings. The 2012 restricted stock award to all non-employee directors was granted on February 28, 2012 and the forfeiture restrictions lapsed in full on February 28, 2013.

2013 Review of Director Compensation

In February 2013, following a review of director compensation by Meridian of the same Peer Group that was used for 2012 executive pay decisions and the determination by Meridian of the median compensation for various director assignments, the Compensation Committee, guided by its philosophy that our director compensation should be at or near the median of our Peer Group, determined that our director compensation for 2013 will remain the same as our 2012 director compensation.

Compensation Committee Interlocks and Insider Participation

During 2012, Jorge M. Diaz, Dennis F. Lynch, G. Patrick Phillips, and Mark Rossi served on our Compensation Committee. During 2012, no member of our Compensation Committee served as an executive officer or employee (current or former) while serving on our Compensation Committee or had any relationships requiring disclosure with us or any of our subsidiaries. Additionally, none of our executive officers has served as a director or member of the Compensation Committee of any other entity whose executive officers served as a director or member of our Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Transactions with our Directors and Officers

In 2012, Dennis Lynch, the chairman of our Board of Directors, was elected to serve on the board of directors of Fiserv, Inc. Additionally, Jorge M. Diaz, a member of our Board of Directors, is the Division President and Chief Executive Officer of Fiserv Output Solutions, a division of Fiserv, Inc. Fiserv provides us with third-party services during the normal course of business, including transaction processing, network hosting, network sponsorship, maintenance, cash management, and cash replenishment.  Services from Fiserv were approximately $3.4 million and $0.4 million for the year ended December 31, 2012 and the first quarter of 2013, respectively. The amounts paid to Fiserv during 2012 represented approximately 0.6% of our total cost of revenues and selling, general, and administrative expenses for the year. As noted under our discussion of “Director Independence” on pages 11 and 12, we evaluated all relevant transactions between our directors and our company. In doing so, we considered the above mentioned relationships with Fiserv and did not find them to be material or to create a conflict of interest with regard to the service of Mr. Diaz and Mr. Lynch on our Board.

Approval of Related Person Transactions

In the ordinary course of business, we may enter into a related person transaction (as such term is defined by the SEC). The policies and procedures relating to the approval of related person transactions are set forth in our Related Persons Transactions Policy, which was amended and restated on January 21, 2011. The Audit Committee is charged with the responsibility of reviewing all the material facts related to any such proposed transaction and either to approve or disapprove of the entry into such transaction. Our Related Persons Transaction Policy is available on our website at www.cardtronics.com.

Audit Matters

Report of the Audit Committee

Each member of the Audit Committee is an independent director as such term is defined under the current listing requirements. The Audit Committee is governed by an Audit Committee Charter, which complies with the requirements of the Sarbanes-Oxley Act of 2002 and corporate governance rules of NASDAQ. The Audit Committee Charter may be further amended to comply with the rules and regulations of the SEC and NASDAQ listing standards as they continue to evolve. A copy of the Audit Committee Charter is available on our website at www.cardtronics.com.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in Cardtronics, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 with Cardtronics, Inc.’s management and independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Audit Committee discussed with the independent registered public accounting firm their independence from Cardtronics, Inc. and its management including the matters in the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding the independent auditors’ communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services with the registered public accounting firms’ independence. In addition, the Audit Committee discussed the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended, as adopted by the PCAOB in Rule 3200T.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited consolidated financial statements in Cardtronics, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors of Cardtronics, Inc.,

Juli C. Spottiswood, Chairman

Robert P. Barone

J. Tim Arnoult

G. Patrick Phillips

Independent Registered Public Accounting Firm Fee Information

Fees for professional services provided by our independent registered public accounting firm, KPMG LLP, in each of the last two fiscal years in each of the following categories were:

	2012	2011
	(In thousands)
Audit Fees	$1,279	$1,429
Audit-Related Fees	105	66
Tax Fees	11	—
All Other Fees	—	—
Total	$1,395	$1,495

Audit fees include fees associated with the annual audit and quarterly review of our financial statements and the separate statutory audits of Bank Machine Ltd. in the United Kingdom and Cardtronics Mexico in Mexico. The audit fees for 2012 also include additional audit services associated with certain acquisition activities during 2012. The audit fees for 2011 also include additional audit services associated with certain acquisitions and tax restructuring activities during 2011. The audit-related fees in 2012 and 2011 mostly relate to fees paid to KPMG LLP for work performed on a SSAE 16 (SOC 1) audit of our Electronic Funds Transfer transaction processing operation.

The Audit Committee considers whether the provision of these services is compatible with maintaining the registered public accounting firm’s independence and has determined such services for fiscal year 2012 were compatible.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

Among its other duties, the Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm, of which it has delegated its pre-approval authority of certain audit and non-audit services to the Audit Committee Chairman. On an as-needed basis, management will communicate specific projects and categories of service for which the advance approval of the Audit Committee Chairman or the entire Audit Committee is requested. The Audit Committee Chairman or the Audit Committee reviews these requests and advises management if the engagement of the independent registered public accounting firm is approved. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee Chairman or the entire Audit Committee approved all of the services provided by KPMG LLP in 2012 and 2011.

PROPOSALS FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

Pursuant to the various rules promulgated by the SEC, stockholders interested in submitting a  proposal for inclusion in our proxy materials and  for presentation at the 2014 Annual Meeting of Stockholders may do  so  by  following the procedures set forth in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in such proxy  materials, stockholder proposals must be received by our  Corporate Secretary no later than December 23, 2013. No stockholder proposal was received for inclusion in this Proxy Statement.

In addition to the requirements of the SEC described in the preceding paragraph, and as more specifically  provided for in our Bylaws, in order for a nomination of persons for election to our Board or a  proposal of business to be properly brought before our annual meeting of stockholders, it must be either specified in the  notice of the  meeting given by our Secretary or otherwise brought before the meeting by or at  the direction of our Board or by a stockholder entitled to vote and who complies with the following notice procedures. A stockholder making a  nomination for election to our Board or a proposal of business must deliver proper notice to our Corporate Secretary at least 120 days prior to the anniversary date of the 2013 Annual Meeting of Stockholders. In other words, for a  stockholder nomination for election to our Board or a proposal of business to be considered at the 2014 Annual Meeting of Stockholders, it should be properly submitted to our Corporate Secretary no later than January 15, 2014.

If a  stockholder provides notice for a  proposal of business to  be considered at the annual meeting, the notice must include the following information:

•    a  brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting;

•    the  stockholder's name and address as they appear on our books;

•    the number and class of all shares of each class of our stock owned of record and  beneficially by the stockholder;

•    any material interest of the stockholder in the matter proposed (other than as a  stockholder), if applicable;

•    in the case of a Nominee Holder, evidence establishing the  Nominee Holder's indirect ownership of stock and entitlement to  vote the  stock on the matter proposed at the meeting; and

•    any other information that is required to be provided by stockholder pursuant to Regulation 14A under the Exchange Act in  his capacity as a  proponent to a stockholder proposal.

Under Rule 14a-4(c) of the Exchange Act, our Board  may exercise discretionary voting authority under proxies solicited by it with respect to any  matter properly presented by a  stockholder at the 2014 Annual Meeting of Stockholders that the  stockholder does not seek to have included in our proxy statement if  (except as described in the following sentence) the proxy statement discloses the  nature of the matter and how our Board intends to exercise its discretion to vote on the matter, unless we are  notified of the proposal on or before February 27, 2014, and the  stockholder satisfies the other requirements of  Rule 14a-4(c)(2). If  we first receive notice of the matter after February 27, 2014, and the matter nonetheless is permitted to be presented at the 2014 Annual Meeting of Stockholders, our Board  may exercise discretionary voting authority with respect to the matter without including any discussion of the matter in the proxy statement for the meeting.

We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements.

Please see “Corporate Governance –  Our Board – Director Selection and Nomination Process” for additional information concerning the notice requirements for director nominations by stockholders.

OTHER MATTERS

Management does not intend to  bring before the Annual Meeting any matters other than those set forth herein and has  no  present knowledge that any other matters will or may be brought before the Annual Meeting by  others. However, if any other matters properly come before the Annual Meeting, then the Proxy Holders will vote the proxies as recommended by our Board or,  if no  recommendation is given, in their own discretion.

ANNUAL REPORT TO STOCKHOLDERS

Our  Annual Report on Form 10-K,  which includes our consolidated financial statements for the fiscal year ended December 31, 2012, accompanies the proxy material being mailed to all of our stockholders. The Annual Report is not part of the proxy solicitation material.

We will provide you, without charge upon your request, additional copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. We will furnish a copy of any exhibit to our Annual Report on Form 10-K upon payment of a reasonable fee, which shall be limited to our reasonable expenses in furnishing the exhibit. You may request  such copies by contacting our General Counsel and Secretary, Michael E. Keller, by mail to Cardtronics, Inc., 3250 Briarpark Drive, Suite 400, Houston, Texas 77042 or by facsimile at (832) 308-4761.

DIRECTIONS TO 2013 ANNUAL  MEETING  OF STOCKHOLDERS

The  Annual Meeting will be  held at our Houston offices, which are located at 3250 Briarpark Drive, Suite 400, Houston, Texas 77042. Directions are as follows:

From George Bush Intercontinental Airport:   Take Beltway 8  West. Exit and turn left onto Westheimer Road. Turn right (South) onto Briarpark Drive. Our offices are located on the west side of Briarpark Drive approximately 4/10 of a mile from the Westheimer-Briarpark Drive intersection. Free parking is available in the parking garage located to the left rear of the building. Please park on the roof of the parking garage.

From Hobby Airport:   Turn left onto Airport Blvd. Turn left onto Telephone Road. Take Beltway 8  West. Exit and  turn right onto Westheimer Road. Turn right (South) onto Briarpark Drive. Our offices are located on the west side of Briarpark Drive approximately 4/10 of a mile from the  Westheimer-Briarpark Drive intersection. Free parking is available in the parking garage located to the left rear of the  building. Please park on the roof of the parking garage.